Exhibit 99.1

ASSET PURCHASE AGREEMENT

Dated as of January     , 2012

By and Between

ENTROPIC COMMUNICATIONS, INC.

as Purchaser,

and

TRIDENT MICROSYSTEMS, INC.

and specified TRIDENT MICROSYSTEMS Subsidiaries

as Sellers.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXECUTION VERSION

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A	DEFINITIONS

EXHIBIT B	PURCHASE PRICE ALLOCATION

EXHIBIT C	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT D	FORM OF LICENSE AGREEMENT

EXHIBIT E	FORM OF NON-COMPETITION AGREEMENT

EXHIBIT F	FORM OF BILL OF SALE

EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H	FORM OF FACILITY USE AGREEMENT

EXHIBIT I	FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT J	BID PROCEDURES

EXHIBIT K	NXP MANUFACTURING SERVICES AGREEMENT TERM SHEET

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EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated January __, 2012 is by and between ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Purchaser”), and TRIDENT MICROSYSTEMS, INC., a Delaware corporation (the “Company”), and each of its Subsidiaries that owns Purchased Assets (the “Seller Subsidiaries”). Purchaser, the Company and Seller Subsidiaries are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, the Company and its Subsidiaries design, develop, market and distribute a comprehensive suite of digital set-top box components and system solutions for worldwide satellite, terrestrial, cable and IPTV networks, including demodulators, set-top box systems-on- a chip semiconductors, DOCSIS modems, interface devices and media processors and complete reference designs that are bundled with a range of operating systems, middleware, drivers and development tools (the “STB Business”), among other product lines;

WHEREAS, the Company is preparing to file a Chapter 11 bankruptcy petition pursuant to Title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) and its wholly owned subsidiary, Trident Microsystems (Far East) Ltd, a Cayman company is preparing to file a bankruptcy petition pursuant to applicable law;

WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, all of the assets, rights and properties of the Company and its Subsidiaries used in or related to the STB Business (other than the Excluded Assets), on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the execution and delivery of the Non-Competition Agreement by any purchaser of any or all of the Excluded Assets used in the Company’s DTV Business, and the obligations of the Company hereunder to cause such transactions, are a material inducement to Purchaser to consummate the transactions contemplated by this Agreement, and the Purchase Price and the License Agreement constitute due consideration to be tendered by Purchaser in exchange for the Non-Competition Agreement and the other benefits to be received by Purchaser hereunder.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.1 Purchased Assets. On the Closing Date, upon the terms and conditions set forth in this Agreement, the Company agrees to, and shall cause each of its Subsidiaries to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the

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Company and each applicable Seller Subsidiary, all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. As used herein, “Purchased Assets” shall mean all right, title and interest of the Company and its Subsidiaries in and to any and all assets and properties used in or related to the STB Business, including assets acquired during the Pre-Closing Period, other than Excluded Assets, including, without limitation, the following assets and properties of the STB Business:

(a) All products of the STB Business, including products under development, together with masks and mask works for the products and their associated codes and materials (the “Products”);

(b) All inventory of the STB Business that are held for sale or resale including any raw materials, work in process, finished goods, consumables, service parts, packing materials and supplies, wherever located (“Owned Inventory”) and the open purchase orders with NXP for inventory to the extent Purchaser elects at Closing to assume such purchase orders (the “NXP Purchase Orders”);

(c) trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the STB Business (the “Receivables”), excluding that certain note receivable from NXP classified as a note receivable from related party on the Interim Balance Sheet (“NXP Note”);

(d) the Leased Real Estate leased or subleased by the Company or any Subsidiary listed in Schedule 1.1(d) (“Transferred Leases”);

(e) all tangible assets of the STB Business (the “Tangible Personal Property”), including machinery, equipment (including laboratory equipment and test equipment), tools, dies, appliances, furniture, supplies, office supplies, office equipment, fixtures, information technology related hardware and equipment (including computers, servers, storage devices, telecommunications facilities and printers), telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description (i) that are either (a) listed in Schedule 1.1(e)(i) of the Disclosure Schedule or (b) located in the facilities subject to the Transferred Leases on the date of this Agreement, including without limitation, the data centers in Belfast, Ireland and Austin, Texas, (none of which Tangible Personal Property shall be relocated between signing and Closing), (ii) all Personal Productivity Tools, (iii) fifty percent (50%) of the Miscellaneous Office Supplies located at the facilities subject to the Facility Use Agreement, and (iv) all leases and subleases of any such Tangible Personal Property as to which the Company or any Subsidiary is the lessee or sublessee, together with any options to purchase the underlying Tangible Personal Property, which leases and subleases are listed in Schedule 1.1(e)(iv) of the Disclosure Schedule;

(f) all Software owned by or licensed to the Company or any Subsidiary, including all Software bundled and/or licensed with any Products, owned by the Company or any Subsidiary (the “Seller Software”);

(g) all Purchased Intellectual Property Assets, all goodwill associated with the Purchased Intellectual Property Assets and all rights of the Company or any of its Subsidiaries

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under the Purchased Intellectual Property Assets, including remedies against past, present, and future infringement or misappropriation of the Purchased Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Purchased Intellectual Property Assets under the Laws of all jurisdictions, except any royalties or license fees payable to the Company or its Subsidiaries under those certain agreements listed on Schedule 1.1(g) (“Excluded Royalties”);

(h) the Company’s and each Subsidiary’s right, title and interest in, to or under each Contract for Licensed Intellectual Property Assets that are used in the STB Business, including processors, busses, input/output, memory and other IP blocks for integration with or into the system-on-a-chip Products, operating systems, middleware, libraries, drivers and development tools bundled with any Products or used in the development of any Products (collectively, the “Licensed Intellectual Property Assets”) assumed by Purchaser at Closing plus any Contracts assumed pursuant to Section 7.9;

(i) all Seller Contracts to which the Company or a Subsidiary is a party and that are listed in Schedule 1.1(i)(i) (including, but not limited each such Seller Contract for Licensed Intellectual Property, all purchase orders and license agreements with customers of the STB Business, all supply chain related agreements and all distribution agreements) and any outstanding offers or solicitations listed in Schedule 1.1(i)(ii) of the Disclosure Schedule made by or to the Company or any Subsidiary to enter into any Contract relating to the STB Business or any Purchased Asset in both cases to the extent such Seller Contracts are assumed by Purchaser at Closing or assumed by Purchaser pursuant to Section 7.9 of this Agreement except Purchaser prior to Closing may elect, in its sole discretion, to exclude any such Seller Contract from the Purchased Assets (and such Contract shall automatically become a Retained Contract);

(j) all prepaid expenses, deposits and advance payments of the Company or any Subsidiary with respect to the STB Business or Leased Real Estate and all rights of the Company or any Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, with respect to the STB Business or Leased Real Estate;

(k) cash in an amount equal to the Company Retention Bonus Liability, Accrued Severance Benefits and the Accrued Retirement Benefits (provided, that to the extent the Accrued Retirement Benefits are funded through cash held in trusts or other accounts that can be transferred or rolled over to the Purchaser as of the Closing, then the delivery of such trusts or accounts shall be made in lieu of the delivery of cash) (“Required Cash”);

(l) claims and rights (and benefits arising therefrom) with or against all Persons, including all rights against suppliers, under warranties covering any Owned Inventory or Tangible Personal Property included within the Purchased Assets;

(m) all Export Approvals and all Permits used in or related to the STB Business to the extent transferable or assignable to Purchaser;

(n) books and records, ledgers, forms, records, documents, Tax Returns, Tax Return workpapers, files, invoices, vendor or supplier lists, reference materials, price guides,

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payroll records, personnel files, insurance records, accounts receivable and payable, inventory, maintenance and asset history records and copies of all books of original entry, export control license records, laboratory notebooks and electronic notebooks and other research and development records and databases, e-mails and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the STB Business and that are owned or used by the Company or any Subsidiary (collectively, the “Records”); provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, regulatory or statutory obligations after the Closing Date;

(o) all grant applications submitted by the UK Subsidiary prior to the date of this Agreement, including the Invest Northern Ireland grant, and any open grant awards (“Grants”);

(p) any lock boxes to which account debtors of the Company or any Subsidiary remit payment relating solely to Receivables;

(q) all goodwill and other intangible assets to the extent associated with the STB Business, including customer and supplier lists;

(r) all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code relating to the Purchased Assets and/or Assumed Liabilities, including all actions relating to vendors and service providers used in the STB Business, counterparties to Assumed Contracts and Transferred Leases and Transferred Employees (the “Preference Avoidance Claims”); and

(s) all other assets of the Company and its Subsidiaries used in or related to the STB Business, other than the Excluded Assets.

Section 1.2 Excluded Assets. The Company and its Subsidiaries are not selling, conveying, assigning, transferring or delivering to Purchaser, and the term “Purchased Assets” shall not include, the following assets (collectively, the “Excluded Assets”):

(a) trade accounts receivable, customer purchase orders, notes receivable, negotiable instruments and chattel paper not arising from the STB Business, the NXP Note and any Excluded Royalties;

(b) All (i) existing products and products under development of the Company’s DTV Business, PC TV Business, Audio Business and the Terrestrial Demod Product Business and (ii) all masks for such products;

(c) the Company’s and each Subsidiary’s right, title and interest in, to or under (i) each Contract for Licensed Intellectual Property Assets that are not used in the STB Business, (ii) each Contract listed on Schedule 1.2(c) (the Contracts in (i) and (ii) collectively, the “Excluded Licensed Intellectual Property Assets”) and (iii) each Retained Contract;

(d) all commercial off-the-shelf Software loaded on desktop or laptop computers that are not part of the Tangible Personal Property;

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(e) all of the Company’s and each Subsidiary’s cash and cash equivalents except for (i) any cash and cash equivalents included in the Working Capital Statement, if any, or taken into account in calculating the Final Working Capital, and (ii) the Required Cash;

(f) claims (and benefits arising therefrom) that relate to any Liability other than the Assumed Liabilities;

(g) the Company’s and each Seller Subsidiary’s financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks;

(h) all rights (including any claims, rights and interest in and to any refunds for Taxes with respect to the Purchased Assets and STB Business for Pre-Closing Tax Periods) relating to the Retained Liabilities;

(i) except as provided in Section 7.11, the names and trademarks “Trident Microsystems, Inc.”, any other use of “Trident Microsystems” together with any other word or phrase, including the Trident Microsystems logo;

(j) all preference or avoidance claims and actions of the Company arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code other than the Preference Avoidance Claims; and

(k) all rights of the Company under this Agreement.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due (i) all Liabilities arising out of or relating to the ownership, operation and use of the Purchased Assets after the Closing Date and the operation and conduct of the STB Business after the Closing Date; (ii) all Liabilities arising after or otherwise required to be performed under any Seller Contract or the NXP Purchaser Orders included in the Purchased Assets or any lease with respect to any Transferred Leases after the Closing Date (other than those which are not assignable under Section 365 of the Bankruptcy Code or as to which Consent is required to be obtained from any Person in order to permit the sale or transfer of the Seller Contract), including Seller Contracts assumed pursuant to Section 7.9; (iii) Closing Trade Payables (provided such Liability is included in the calculation of Closing Working Capital) other than the Inventory Contingency Accrual; (iv) the obligation to credit to all Transferred Employees all vacation or other paid time off accrued or vested for each such Transferred Employee as of the Closing Date (“Assumed PTO”); provided, however in the case of clause (ii) and clause (iii) Purchaser is not assuming any Liabilities under any Seller Contract or any lease with respect to any Transferred Leases that relates to a breach of or default under, or any non-compliance with Laws with respect to, any such Seller Contract or lease that occurred on or prior to the Closing Date and Purchaser is not assuming any Liabilities for wages, bonuses, retention bonuses or payments, employee benefits, accrued vacation, or other accrued or vested paid time off, assessments, severance or other employment compensation for any employees, or employer Taxes, including without limitation, any arising from the vesting of any equity grants upon the closing of the Contemplated Transactions other than Assumed PTO, or unpaid amounts to any consultants of the Company or any Subsidiary of the Company accrued or arising prior to the Closing (the “Assumed Liabilities”).

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Section 1.4 Retained Liabilities. Other than the Assumed Liabilities, Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Retained Liability. The Company shall remain responsible for and will discharge and perform in full when due all of the Retained Liabilities. “Retained Liabilities” shall mean all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities and shall include, without limitation:

(a) any Liability relating to or arising from any Closing Trade Payables which are not taken into account in connection with the calculation of Closing Working Capital;

(b) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes related to the STB Business or any Retained Employee, STB Employee, Transferred Employee for periods (or portions thereof) ending on or prior to the Closing Date and retained by Company pursuant to Section 5.9 or the Excluded Assets;

(c) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes or Taxes that are unrelated to the Purchased Assets;

(d) any Liability under or relating to or arising from any Retained Contract;

(e) any Liability relating to or arising from any Seller Employee Benefit Plan other than the specific Liabilities being assumed by Purchaser pursuant to Section 5.9;

(f) any contingent Liability to NXP under the Manufacturing Agreement that is accrued or should be accrued, in accordance with the Company’s historical practices, on the consolidated balance sheet of the Company as of the Closing Date (“Inventory Contingency Accrual”);

(g) any Liability arising out of or resulting from the non-compliance with any Law by the Company or any of its Subsidiaries on or prior to the Closing Date;

(h) any costs and expenses incurred by the Company or any of its Subsidiaries incident to the negotiation and preparation of the Transaction Documents or consummation of the Contemplated Transactions;

(i) any Liability of the Company or any of its Subsidiaries to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions;

(j) any Liability of the Company or any of its Subsidiaries relating to any Excluded Asset, including any Retained Contract;

(k) any Liability of the Company or any Subsidiary for any payment due or benefit owing to any director, officer or employee of such entity that arises prior to or as a result

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of the Contemplated Transactions including, but not limited to, any payment, severance, benefit, vesting, or equity that is due upon a change in control pursuant to any contract, policy or plan and any Liability specifically identified in Section 5.9;

(l) any Liability relating to or arising out of any employment related actions taken by any Seller Employer with respect to STB Employees or STB Service Providers on or before the Closing Date including, but not limited to, any adverse employment actions, corrective actions, transfers or terminations;

(m) any Liability of the Company or any of its Subsidiaries relating to or arising from the Transaction Documents; or

(n) any Liability arising from the transfer or claimed transfer to the Purchaser, by virtue of TUPE, of the employment of any employee of a Seller Employer other than the Transferred Employees.

Section 1.5 Pro-Ration. All rent accrued on any of the Transferred Leases and any utility, real estate taxes or similar charge under the Transferred Leases relating to the period prior to the Closing Date will be the Liability of the Company. Any installment of rent due on any of the Transferred Leases and any utility, real estate taxes or similar charge payable that are paid in the month of the Closing for which the Company does not get credit as a prepaid expense in the calculation of Working Capital, in each case with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

Section 1.6 Intentionally Omitted

Section 1.7 Foreign Assets. A list of the Purchased Assets used in foreign operations of the Company and its Seller Subsidiaries by country (the “Foreign Assets”) is set forth on Schedule 1.7. The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements and other instruments and documents shall be jointly prepared by the Parties and shall include (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) the Cayman Sale Order, (iv) an allocation of the Purchase Price to the Purchased Assets located within each jurisdiction and (v) to the extent reasonably requested by Purchaser or otherwise required by Law, local asset transfer agreements for each jurisdiction other than the United States (including without limitation the Cayman Islands, the Republic of China, the People’s Republic of China, the Republic of Korea, India, Japan, United Kingdom and France in which Purchased Assets or Assumed Liabilities are located (“Local Asset Transfer Agreements”), and (vi) such other agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets and Assumed Liabilities, including where necessary separate agreements to effect the transfer of Purchased Intellectual Property and shall be executed no later than at or as of the Closing by the Company and/or one or more of its Seller Subsidiaries, as appropriate, and Purchaser or one or more of its Subsidiaries, as appropriate. Such assignment, transfer or

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conveyance will be effective as of such times as provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement or other Transaction Document. The Foreign Assets shall otherwise be treated as Purchased Assets for all purposes under this Agreement.

Section 1.8 Purchase Price.

(a) The purchase price for the sale, assignment and delivery of the Purchased Assets, and subject to adjustment in accordance with Section 1.9 below, shall consist of (i) the assumption of Assumed Liabilities and (ii) a cash payment “Cash Amount”) calculated as (a) Fifty-Five Million Dollars ($55,000,000.00) plus (b) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (c) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital, minus (d) the Holdback Amount, minus (e) the dollar value of the Assumed PTO. The Cash Amount as adjusted pursuant to Section 1.9 below plus any Holdback Amount paid to the Company after the Closing Date shall be referred to herein as the “Purchase Price.” At the Closing, Purchaser shall pay the Cash Amount, by wire transfer of immediately available funds to an account that has been designated by the Company.

(b) Notwithstanding any other provision of this Agreement (except for Section 1.8(c) below, which shall not be modified or affected by this Section 1.8(b) and except for actions for specific performance), except in the case of Fraud or knowing or intentional breaches of this Agreement, the Company’s aggregate obligations and liabilities to Purchaser under all provisions of this Agreement shall not exceed Six Million Dollars ($6,000,000.00).

(c) The limitation in Section 1.8(b) shall not apply to the Company’s and the Seller Subsidiaries’ obligation to deliver Required Cash or to pay or discharge (i) Excluded Liabilities, (ii) Cure Costs, (iii) payments made by the Company pursuant to the last sentence of Section 2.3(h), (iv) the Company’s payment obligations under Section 5.4(c)(other than for out-of-pocket fees and expenses relating to chain of title patent recordation issues), Section 7.5(a) and Section 7.14, or (v) any liability or obligation of the Company under the License Agreement, the Transition Agreement, any Facilities Use Agreement or the Non-Competition Agreement.

Section 1.9 Working Capital; Adjustment to Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a working capital statement (the “Estimated Working Capital Statement”), setting forth the Company’s calculation of Closing Working Capital with respect to the STB Business as of the opening of business on the Closing Date (“Estimated Working Capital”). For purposes of this Agreement, “Closing Working Capital” shall mean the amount by which (i) Current Assets exceed (ii) Current Liabilities. Closing Working Capital will exclude any and all inter-company receivables, payables or other balances between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand. To the extent Current Liabilities exceed Current Assets, Estimated Working Capital shall be stated as a negative number and shall be deemed less than Target Working Capital. The term “Current Assets” means the Receivables, Owned Inventory and Specified Prepaid Expenses included in the Purchased Assets. The term “Specified Prepaid Expenses” means prepaid royalties, fees or

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other payments treated under GAAP as a prepaid expense of the STB Business as of the Closing under the Seller Contracts specified on Schedule 1.9(a) to the extent such Seller Contracts are included in the Purchased Assets. The term “Current Liabilities” means the total Closing Trade Payables included in the Assumed Liabilities. The Estimated Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. Notwithstanding the foregoing, (A) any assets of the Company or a Subsidiary that are not part of the Purchased Assets shall not under any circumstances be deemed a Current Asset and (B) any Liabilities of the Company or a Subsidiary that are not part of the Assumed Liabilities shall not under any circumstances be deemed a Current Liability.

(b) Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Company a working capital statement (the “Working Capital Statement”), setting forth Purchaser’s calculation of Closing Working Capital with respect to the STB Business as of the opening of business on the Closing Date. The Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Company shall cause its employees to assist Purchaser and its representatives in the preparation of the Working Capital Statement and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose.

(c) If Final Working Capital (as defined in Section 1.10 below) exceeds Estimated Working Capital, then Purchaser shall pay to the Company an amount equal to the difference between Final Working Capital and Estimated Working Capital. If Estimated Working Capital exceeds Final Working Capital, then the Company shall pay to Purchaser an amount equal to the difference between Estimated Working Capital and Final Working Capital. Any payment required to be made pursuant to this Section 1.9(c) shall be made within five (5) Business Days after the Company’s acceptance of the Working Capital Statement or, if applicable, within five (5) Business Days after receipt of a determination and resolution of any dispute over the Working Capital Statement as provided in Section 1.10 below. Any such amount payable by Purchaser pursuant to this Section 1.9(c) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the Party entitled to receive such payment (or by such other means as are mutually agreeable to the Parties).

Section 1.10 Disputes Concerning Adjustment.

(a) If the Company does not deliver a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, the Company shall be deemed to have agreed with the Working Capital Statement presented by Purchaser and the Closing Working Capital set forth on the Working Closing Statement shall be deemed the “Final Working Capital” for purposes of this Agreement. “Final Working Capital” shall have the meaning assigned to such term in Section 1.10(b) below.

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(b) If the Company delivers a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, then the Company and Purchaser shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Company and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within twenty (20) days after the Arbitrating Accountant accepts the engagement, as evidenced by an engagement letter signed by the Arbitrating Accountant and the Parties (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Such briefs shall be submitted simultaneously by the Parties. Within ten (10) days thereafter, Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Arbitrating Accountant shall determine whether disputed issues of material fact exist between the Parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the fifth (5th) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the fifty-fifth (55th) day after the Engagement Date. When acting pursuant to this Section 1.10(b), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser’s calculation of the Closing Working Capital (determined based on the Working Capital Statement) requires adjustment. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant’s ultimate determination with respect to the amount of the Closing Working Capital. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Company shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Working Capital as determined pursuant to the terms of this Section 1.10(b) shall be deemed the “Final Working Capital” for purposes of this Agreement.

Section 1.11 Holdback. To secure the indemnification, payment and performance obligations of the Company under Section 1.9(c), Article VII and Article VIII and the other post-closing covenants of the Company in this Agreement and in the Transition Agreement and each of the Facility Use Agreements, Purchaser will withhold Six Million Dollars ($6,000,000) of the Purchase Price (the “Holdback) to be held and distributed by the Purchaser on the terms and conditions of Section 8.10).

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Section 1.12 Allocation.

(a) The Company and Purchaser agree that the gross purchase price, as represented by the sum of the Purchase Price (as adjusted pursuant to Section 1.9), the Assumed Liabilities and other appropriately capitalized amounts (the “Consideration”), shall be allocated among the Purchased Assets in a reasonable manner consistent with Section 1060 of the Code and the rules and regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate).

(b) The Parties shall agree to an initial allocation (based on the fair market value of the Consideration, with reference to the Cash Amount, as determined as of the date of this Agreement) and such preliminary initial allocation is set forth on Exhibit B (the “Allocation”). As soon as practicable after the Closing Date and in no event later than thirty (30) days after the Final Working Capital is determined under Section 1.10, Purchaser shall submit the proposed final Allocation to the Company to reflect any post-closing adjustments solely to the extent there any changes in the composition and value of the assets as reflected in the Allocation as of the Closing Date. The Company shall thereupon have thirty (30) days to review the proposed final Allocation and to notify Purchaser of any aspects of the proposed final Allocation with which it disagrees. In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement. Should the Parties fail to resolve any disagreement within thirty (30) days after the Company notifies Purchaser that the Company disagrees with any aspect of the preliminary Allocation, a determination regarding the disputed item(s) shall be made by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Allocation shall be further adjusted as appropriate in accordance with the principles and procedures in this Section 1.12 to reflect any additional adjustments in the gross purchase price, as so determined, made following the Closing Date in accordance with this Agreement.

(c) The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.12 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party. The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

ARTICLE II

CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing. The closing of the Contemplated Transactions (the “Closing”) will occur at the offices of Cooley LLP in San Diego, California, commencing at 9:00 a.m. local time on the second (2nd) Business Day after the satisfaction or waiver of all conditions in Section 2.2 and Section 2.3 (other than conditions with respect to actions that the respective Parties will take at the Closing) or such other date as the Parties mutually determine (the “Closing Date”). The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

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Section 2.2 Conditions to Closing Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of Purchaser. Purchaser has delivered all of the agreements, documents and instruments required under Section 2.5 to be delivered by Purchaser before or at the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date).

(c) Obligations of Purchaser. Purchaser has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under this Agreement that are to be performed, complied with and fulfilled by Purchaser before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Bankruptcy Court.

(i) The Bankruptcy Court shall have entered the US Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the US Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(ii) The Cayman Court shall have entered the Cayman Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the Cayman Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

Section 2.3 Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

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(a) Deliveries of the Company. The Company has delivered all of the agreements, documents and instruments required under Section 2.4 to be delivered by the Company before or at the Closing.

(b) Representations and Warranties.

(i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.9 and 3.21(b) of this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), without giving effect to any Disclosure Schedule Updates.

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in the aggregate in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), without giving effect to any Disclosure Schedule Updates, in each case except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, have a Material Adverse Effect.

(c) Obligations of the Company. The Company has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions of the Company under this Agreement that are to be performed, complied with and fulfilled by the Company before or at the Closing. The Company or the Seller Subsidiaries shall have paid the known Cure Costs for all Seller Contracts and to the extent not paid, the Purchaser may pay the Cure Costs to the applicable Third Parties and deduct such Cure Costs from the Cash Amount.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party (i) that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions, or (ii) that seeks, or is reasonably likely to result in, a material judgment.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Bankruptcy Court.

(i) The Company shall have commenced the Chapter 11 Case no later than January 4, 2012.

(ii) Trident Microsystems (Far East) Ltd shall have commenced the Cayman Insolvency Case no later than January 4, 2012.

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(iii) The Company shall have filed the US Sale Motion no later than January 4, 2012.

(iv) Trident Microsystems (Far East) Ltd shall have filed the Cayman Sale Motion no later than January 4, 2012.

(v) The Bid Procedures Order shall have been entered no later than January 13, 2012, and such order shall have become a Final Order and remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(vi) The Bankruptcy Court shall have entered the US Sale Order no later than February 20, 2012, which date may be waived or extended by Purchaser in its sole discretion, and the US Sale Order shall have become a Final Order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(g) HSR Clearance. All applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, and any other applicable Antitrust Laws shall have expired or otherwise been terminated.

(h) Consents. The Company shall have obtained and have delivered reasonable evidence of (i) each of the consents to assignment of the Seller Contracts and Transferred Leases set forth in Schedule 2.3(h)(1), in accordance with Schedule 2.3(h)(1), (ii) at least 70% of the consents to assignments of the Seller Contracts set forth on Schedule 2.3(h)(2) (each of (i) and (ii), a “Required Consent”) and each Required Consent shall be in full force and effect. Purchaser shall not withhold entering into any such Required Consent (other than with respect to any of the Seller Contracts set forth on Schedule 2.3(h)(1)) if the commercial terms offered by the applicable Third Party for such Required Consent are reasonable without material change to the terms of such Seller Contract or Transferred Lease in place as of the date of this Agreement. In addition, the Company shall have caused the Seller Contract listed on Schedule 2.3(h)(3) to become fully paid, without any material change to such Seller Contract or any cost to Purchaser.

(i) No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change.

(j) Employment Retention. At least 85% of the STB Employees accepted Transfer Offers and meet the requirements therein to become Transferred Employees as of the Closing. At least 80% of the Key Employees accepted offers of employment with Purchaser, and remain available to become employees of Purchaser as of the Closing.

(k) Carve-Out Financial Statements. The Company shall have delivered to Purchaser updated Carve-Out Financial Statements that include balance sheets as of December 31, 2010, and December 31, 2011 and a statement of operations and statement of cash flows for the period from February 8, 2010 and December 31, 2010 and from January 1, 2011 to December 31, 2011 (“Updated Carve-Out Financial Statements”) and Purchaser shall have determined that the audit of the Updated Carve-Out Financial Statements shall be completed as required by Section 7.10.

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(l) NXP Agreements. The Purchaser or applicable Subsidiary shall have entered into with NXP a Manufacturing Services Agreement consistent with the NXP Manufacturing Services Agreement Term Sheet and the Transition Services Agreement with NXP covering related supply chain, product engineering and product support services, and such agreements shall remain in full force and effect.

Section 2.4 Closing Deliveries of the Company. At the Closing, the Company will deliver to Purchaser:

(a) a transition services agreement in the form of Exhibit C (the “Transition Agreement”), executed by the Company;

(b) a license agreement in the form of Exhibit D (the “License Agreement”), executed by the Company;

(c) a non-competition agreement in the form of Exhibit E (the “Non-Competition Agreement”), pursuant to which the Company agrees to certain restrictive covenants, executed by the Company;

(d) a certificate of the Company signed by an executive officer of the Company certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) above have been satisfied;

(e) a certificate of the Secretary of the Company and each Seller Subsidiary, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company and each Seller Subsidiary, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company and each Seller Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company and Seller Subsidiary executing this Agreement and each Transaction Document on behalf of the Company and each Seller Subsidiary;

(f) certificates of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company and by secretaries of state, or equivalent Governmental Authority, of each other jurisdiction in the United States where the Company is qualified as a foreign corporation;

(g) a bill of sale in the form of Exhibit F, executed by the Company (“Bill of Sale”);

(h) an Assignment and Assumption Agreement in the form of Exhibit G (the “Assignment and Assumption Agreement”), executed by the Company;

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(i) Local Asset Transfer Agreements in each applicable foreign jurisdiction executed by the Company and/or one or more Seller Subsidiaries;

(j) a facility sharing agreement between the Company or any applicable Subsidiary and Purchaser or its applicable Subsidiary for a portion of each facility listed on Schedule 2.4(j)(1) which facility sharing agreement shall contain, among other terms, the terms set forth on Schedule 2.4(j)(2) and shall be in the form of Exhibit H (the “Facility Use Agreements”) and evidence that the Company or any applicable Subsidiary shall have prepaid rent for the term of the applicable Facility Use Agreement;

(k) Lease Assignments, executed by the Company;

(l) all other separate assignments of any intangible Purchased Assets necessary, proper or advisable to record the transfer of such Purchased Assets with any applicable Governmental Authority, lessor or other Person with whom such assignments must be filed;

(m) certificates of title or origin with respect to all vehicles and equipment included in the Purchased Assets for which a certificate of title or origin is required to transfer title to Purchaser;

(n) copies of all Required Consents obtained pursuant to Section 2.3(h);

(o) releases of Encumbrances other than (i) Permitted Encumbrances on the Purchased Assets and (ii) Permitted Encumbrances on the assets and properties of the UK Subsidiary;

(p) a FIRPTA certificate, certifying that the Company and each Seller Subsidiary that is transferring any U.S. real property interest within the meaning of Code § 897(c) is a Person not subject to withholding under the Foreign Investment in Real Property Tax Act of 1980, 26 U.S.C. § 897, et. seq;

(q) an Intellectual Property Assignment and Assumption Agreement in the form of Exhibit I (the “IP Assignment and Assumption Agreement”), executed by the Company; and

(r) the Required Cash in immediately available funds.

Section 2.5 Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) the Cash Amount in accordance with Section 1.8;

(b) the Transition Agreement, executed by Purchaser;

(c) the License Agreement, executed by Purchaser;

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(d) the Non-Competition Agreement, executed by Purchaser;

(e) a certificate of Purchaser signed by an executive officer of Purchaser certifying that the conditions set forth in Section 2.2(b) and Section 2.2(c) above have been satisfied;

(f) a certificate of the Secretary of Purchaser, certifying that attached thereto are true and complete copies of (i) the Governing Documents of Purchaser, as amended through and in effect on the Closing Date, and (ii) member resolutions authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of Purchaser executing this Agreement and each Transaction Document on behalf of Purchaser;

(g) a certificate of good standing of Purchaser issued by the Delaware Secretary of State;

(h) the Lease Assignments, executed by Purchaser;

(i) the Facility Use Agreements, executed by Purchaser;

(j) Local Asset Transfer Agreements, executed by Purchaser;

(k) the Assignment and Assumption Agreement, executed by Purchaser; and

(l) the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization/Governing Documents. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to the STB Business. All jurisdictions in which the Company is qualified as a foreign corporation are disclosed in Section 3.1 of the Disclosure Schedule. Purchaser has been provided with access to complete copies of the Company’s Governing Documents. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to the STB Business or any Purchased Asset.

Section 3.2 Power and Authority. The Company has all necessary corporate power and authority to conduct its business as currently conducted. The STB Business is conducted,

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and the Purchased Assets are all owned, by the Company and the Subsidiaries listed on Section 3.2 of the Disclosure Schedule (the “Seller Subsidiaries”) and not by any other Subsidiary of the Company. Subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, the Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”). The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and stockholder action in accordance with applicable Law and the Company’s Governing Documents. No vote of Company’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries. Each Seller Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Seller Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to the STB Business. Each Seller Subsidiary has full corporate power and authority to (i) carry on the businesses in which such Subsidiary is engaged, (ii) own and use the properties owned and used by such Subsidiary and (iii) execute, deliver and perform its obligations under this Seller Documents. Each Seller Subsidiary is wholly-owned by the Company or a wholly-owned Subsidiary of the Company.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and each Seller Subsidiary and, subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, will constitute a valid and legally binding obligation of the Company and each respective Seller Subsidiary, enforceable against the Company and each Seller Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and respective Seller Subsidiary and, subject only to the entry of the Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, will constitute valid and legally binding obligations of the Company and the respective Seller Subsidiary, enforceable against the Company and the respective Seller Subsidiary in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.5 Consents. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, no consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any other Person is required for the Company’s or any Seller Subsidiary’s execution and delivery of the Seller Documents or consummation of the Contemplated Transactions, except as set forth in Section 3.5 of the Disclosure Schedule.

Section 3.6 No Conflicts. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, and as set forth in Section 3.6 of the Disclosure Schedule, subject only to the entry of the

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Bid Procedures Order, US Sale Order, Cayman Sale Order and applicable provisions of the Bankruptcy Code, neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Seller Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require a consent or approval under (i) the Company’s Governing Documents or any Seller Subsidiary’s Governing Documents, (ii) any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, or (iii) any Seller Contract, (b) result in the creation of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances, (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Seller Contract, (d) violate any “no shop” or any exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre-emptive right or other similar right of any Person with respect to the sale of the STB Business or any of the Purchased Assets, (e) result in the imposition of any restrictions on the Purchased Assets or the conduct of the STB Business or (f) result in a triggering event or distribution of rights under any rights agreement or “poison pill” of the Company. There is no Seller Contract under which performance by either the Company or any of its Subsidiaries according to the terms of the Seller Documents may be prohibited, prevented or delayed.

Section 3.7 Financial Statements.

(a) Section 3.7 of the Disclosure Schedule contains complete and accurate copies of the carve-out unaudited balance sheet of the STB Business as of September 30, 2011, and as of December 31, 2010 and the carve-out unaudited statement of operations and statement of cash flows of the STB Business for the periods from January 1, 2011 through September 30, 2011, and February 8, 2010 through December 31, 2010 (the “Carve-Out Financial Statements”). The Carve-Out Financial Statements and any updates to the Carve-Out Financial Statements delivered pursuant to this Agreement were and will be derived from the Company’s historical financial statements, were and will be prepared in accordance with GAAP throughout the periods covered thereby, comply as to form in all material respects with the published rules and regulations of the SEC applicable to the presentation of acquired company financial statements, and accurately present the financial position of the STB Business as of the respective dates thereof and the results of operations and cash flows of the STB Business for the periods covered thereby; provided, however, that the Carve-Out Financial Statements are unaudited, and in the case of the Interim Financial Statements subject to normal year-end adjustments (which are not material individually or in the aggregate) and lack footnote disclosures required by GAAP. The Company and each of its consolidated Subsidiary’s books, accounts and records are, and have been, maintained in accordance with GAAP and properly reflect all material transactions of the STB Business entered into by the Company and the Subsidiaries, on a consolidated basis.

(b) The Company maintains, and at all times since February 8, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the

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transactions and dispositions of the assets of the STB Business; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the STB Business that could have a material effect on the Carve-Out Financial Statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010. To the Knowledge of the Company, since January 1, 2010, none of the Company or any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries; (B) any illegal act or fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) Set forth on Section 3.7(c) of the Disclosure Schedule is a list of off-balance sheet obligations or commitments of the Company or any Subsidiary relating to the STB Business, including the dollar amount of the commitment to NXP under the Manufacturing Agreement as of the date of this Agreement.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability that would constitute an Assumed Liability hereunder or to which Purchaser would become subject under applicable Law that is not disclosed on the Carve-Out Financial Statements or incurred by the Company or Seller Subsidiary after the date of the Interim Financial Statements in the Ordinary Course of Business (none of which results from or is related to any breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.9 Title to Assets. The Company and the Seller Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Purchased Assets (excluding any Intellectual Property covered by Section 3.21) free and clear of all Encumbrances other than Permitted Encumbrances, other than properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

Section 3.10 Condition of Assets/Tangible Assets. With the exception of the Excluded Assets, the Purchased Assets (a) include all Patent Rights owned by the Company or any of its Subsidiaries and all Seller Intellectual Property Assets, including all Licensed Intellectual Property Assets, and (b) include all of the other assets, including all tangible personal property, used in the operation of the STB Business as currently conducted. The Tangible Personal Property included in the Purchased Assets, (a) are adequate to conduct the STB Business as currently conducted, (b) are in reasonably good operating condition and repair

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(normal wear and tear excepted), suitable for the uses intended therefore, and free from latent defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations, and (c) have been maintained in accordance with the normal practice of the Company. All Tangible Personal Property is located at the locations set forth on Section 3.10 of the Disclosure Schedule.

Section 3.11 Inventory. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Owned Inventory. All Owned Inventory consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business. All Owned Inventory is free from defects in materials and workmanship (normal wear and tear excepted) except for immaterial defects and deficiencies. The Owned Inventory is not excessive in kind or amount, or slow moving, in light of the STB Business as currently conducted. All Owned Inventory is located at the location(s) listed on Section 3.11 of the Disclosure Schedule or is in transit to such locations from the Company’s or any Seller Subsidiary’s manufacturer.

Section 3.12 Receivables. Section 3.12 of the Disclosure Schedule contains a complete and accurate list of all outstanding Receivables as of the date of this Agreement. All of the Receivables are reflected on the Carve-Out Financial Statements or arose after the date of the Interim Financial Statements in the Ordinary Course of Business, represent valid obligations of customers arising from bona fide transactions in the Ordinary Course of Business, are current and will be collected in full when due without any set-off or counterclaim except to the extent of the reserves, allowances and discounted reflected in the Interim Financial Statements or accrued in the Ordinary Course of Business since the date of the Interim Financial Statements and reflected in Estimated Working Capital. All reserves, allowances and discounts reflected in the Carve-Out Financial Statements were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Seller Subsidiaries in the Ordinary Course of Business.

Section 3.13 Product Liability/Warranty. Except as set forth in Section 3.13 of the Disclosure Schedule, each Product that has been sold, licensed or distributed by any of the Company or Seller Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty, applicable Product data sheet or specification, applicable customer specification or other Contract, subject to product returns not exceeding the STB Business’ historical warranty reserves, and with all applicable Laws; and was free of any design defects or other defects or deficiencies at the time of sale.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all insurance policies as of the date of this Agreement (including the names of the insurers and policy numbers) that are owned by the Company or any Subsidiary or name the Company or any Subsidiary as an insured or loss payee and that pertain to the Company’s or any Subsidiary’s assets, real estate, business, employees, or other liabilities related to the STB Business.

Section 3.15 Permits. Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all Permits as of the date of this Agreement. Except to the extent excused by or rendered unenforceable against the Purchaser or the Sellers as a result of the Chapter 11 Case or Cayman Insolvency Case, all Permits (a) have been applied for, are pending by or have been

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issued or given to the Company or a Subsidiary and no other Person, and (b) together constitute all licenses, permits, registrations, accreditations, certifications, approvals and agreements and consents that are required for the Company and the Seller Subsidiaries to conduct the STB Business as currently conducted. The Company and each of the Seller Subsidiaries is in compliance in all material respects with each Permit. Purchaser has been provided with access to complete copies of all Permits. Each of the Company and its Subsidiaries has made available in the Dataroom true and complete copies of all issued and pending Export Approvals relating to the Products or any Owned Inventory, to the extent in the Company or any of its Subsidiaries possession or control.

Section 3.16 Conduct of Business. Except for the commencement of, and orders entered in connection with, the Chapter 11 Case and the Cayman Insolvency Case, since September 30, 2011, neither the Company nor any of its Subsidiaries has (with respect to the STB Business) taken any action that, if taken, would have required the written consent of Purchaser pursuant to Section 5.2.

Section 3.17 Contracts.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule:

(i) each Contract set forth on Schedule 1.1(i)(i) (the “Assumed Contracts”) is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, subject to Bankruptcy and Equity Exceptions);

(ii) the Company or the applicable Subsidiary is not in material breach of or default under any Assumed Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iii) to the Knowledge of the Company, no other Person party to any Assumed Contract has breached in any material respect any provision, or is in material default under, any Assumed Contract;

(iv) the Company or the applicable Subsidiary has not, at any time since January 1, 2010, received any written notice or, to the Knowledge of the Company, other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Assumed Contracts;

(v) there are no pending renegotiations of any of the Assumed Contracts and the Company or the applicable Subsidiary has not received written notice from any Person party to any Assumed Contract regarding the termination, cancelation or material change to the terms of, any such Assumed Contract; and

(vi) the STB Business does not rely upon or use rights under any Assumed Contract that has expired or been terminated.

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Section 3.18 Employees.

(a) Section 3.18(a) of the Disclosure Schedule contains a complete and accurate list of the employees of the Company and Seller Subsidiaries who shall be deemed “STB Employees” identifying the employing entity (whether the Company or a Seller Subsidiary; in either case the “Seller Employer”), the primary work location of the STB Employee, their respective position, service date and salary or wage rate and the Assumed PTO as of December 6, 2011, assuming the Closing occurred as of that date. There is no employee of the Company or any Seller Subsidiary who devotes equal or greater than fifty (50) percent of his/her working time to the STB Business who is not listed as an STB Employee. The Company has disclosed to Purchaser the information required under regulation 11 of TUPE in relation to each of the STB Employees subject to TUPE and shall notify the Purchaser of any changes in that information prior to the Closing Date. No STB Employee has given notice terminating his or her employment with a Seller Employer, or with the Purchaser subsequent to Closing.

(b) Section 3.18(b) of the Disclosure Schedule contains an accurate list of all Persons other than STB Employees who provide services (other than general and administrative services) used in or related to the STB Business for or on behalf of the Company or any Seller Subsidiary, identifying the STB Service Provider’s name and primary work location. The Persons required to be set forth on Section 3.18(b) of the Disclosure Schedule along with the Persons providing general and administrative services used in or related to the STB Business for or on behalf of the Company or any Seller Subsidiary, are referred to herein as the “STB Service Providers”.

(c) No Seller Employer is party or subject to any collective bargaining agreement, or other Contract with a Labor Organization with respect to STB Employees, nor is any such agreement pending or presently being negotiated, nor is there any duty on the part of the Company or any Seller Subsidiary to bargain with, consult with, or obtain the approval of, any Labor Organization or labor-related Governmental Authority prior to the execution of this Agreement or as a condition to closing the Contemplated Transactions. There is no pending or, to the Knowledge of the Company, threatened, with respect to the STB Employees: (i) strike, slowdown, picketing, work stoppage, boycott, lockout, job action, labor dispute, (ii) charge, grievance proceeding or other claim against or affecting any Seller Employer pertaining to labor relations or employment matters, asserted by an STB Employee or any Labor Organization, or pending before any Governmental Authority, (iii) union organizing activity, or (iv) question concerning representation or application for certification of a collective bargaining agent.

(d) No Seller Employer is delinquent in payments to the STB Employees, to STB Former Employees, or to STB Service Providers, for any wages (including overtime pay), salaries, commissions, bonuses or other compensation and no STB Employee or STB Service Provider has made a claim or, to the Knowledge of the Company, threatened to make a claim, against any Seller Employer. Each Seller Employer has made all required payments to the relevant unemployment compensation reserve account or national insurance account with the appropriate Governmental Authorities with respect to the STB Employees (and, insofar as applicable, the STB Service Providers) and such accounts have positive balances.

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(e) The employment of each STB Employee whose primary work location is in the United States (“STB (U.S.) Employee”) is terminable at will without cost to any Seller Employer other than reimbursements for business expenses, payments of accrued salaries, wages and vacation pay.

(f) Except as required by Code § 4980B and ERISA § 601 et seq. and any similar state or foreign Law (collectively, “COBRA”), no Seller Employer has any Liability to provide medical or life benefits to STB Former Employees or their spouses or dependents or any other individual not employed by the Seller Employer.

(g) No Seller Employer has incurred any obligation or Liability under the WARN Act or any similar Laws that remains unsatisfied, nor shall any terminations of STB Employees on or prior to the Closing Date result in any obligation or Liability under any Law, or under the WARN Act or any similar Laws, Seller Employee Benefit Plans or other Contracts.

(h) No Seller Employer has offered, promised or agreed to any future variation in any Contract of employment of any of the STB Employees or any other Person employed by the Seller Employer in respect of whom Liability is deemed by TUPE to pass to the Purchaser, and no negotiations for an increase in the remuneration or benefits of any STB Employee are current or likely to take place within six (6) months after Closing.

Section 3.19 Employee Benefits.

(a) Each Foreign Employee Benefit Plan has been maintained in accordance with applicable Laws. No Foreign Employee Benefit Plan (other than a Foreign Employee Benefit Plan maintained under applicable Law by a Governmental Authority) that provides benefits to current or former employees of any foreign Subsidiary provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the neither the Company nor any foreign Subsidiary has any obligation under any such Foreign Employee Benefit Plan to provide such benefits, except as required by applicable Law. None of the Company or any Seller Subsidiary has any unfunded Liabilities pursuant to any Foreign Employee Benefit Plan. The Accrued Retirement Benefits of STB Employees under applicable Law as of the date hereof are set forth on Section 3.19(a) of the Disclosure Schedule and will not exceed the amount of Accrued Retirement Benefits funded by the Company as of the Closing Date.

(b) Full payment has been made of all amounts that the UK Subsidiary is obligated to pay under all Seller Employee Benefit Plans attributable to any period before the Closing, or such amounts will be accrued and reflected in the Carve-out Financial Statements in accordance with the Company’s past practice.

(c) None of the Company and its ERISA Affiliates sponsors, maintains or otherwise contributes to, or at any time during the six (6) year period preceding the Closing Date has sponsored, maintained or contributed to, or has any Liability with respect to any Seller Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35) or that is subject to ERISA Title IV.

(d) None of the Company and its ERISA Affiliates contributes to, has any obligation to contribute to, or at any time during the six (6) year period preceding the Closing

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Date has sponsored, maintained or contributed to, or has any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any “multi-employer plan” as defined in ERISA § 3(37) pursuant to which any STB Employee is a beneficiary.

(e) Neither the Company nor any of its ERISA Affiliates has any Liability as a result of the failure to comply with COBRA requirements.

(f) There are no pending or, to the Knowledge of the Company, threatened claims, lawsuits, audits or other actions against any Seller Employee Benefit Plan by any employee or beneficiary covered under any Seller Employee Benefit Plan or otherwise involving any Seller Employee Benefit Plan (other than routine claims or benefits).

(g) Except as disclosed in Section 3.19(g) of the Disclosure Schedule, consummation of the Contemplated Transactions will not (i) entitle any STB Employee, or any STB Former Employee to severance pay, pay in lieu of notice, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any STB Employee, or any STB Former Employee or (iii) result in or satisfy a condition to the payment of compensation to any STB Employee that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code § 280G.

Section 3.20 Real Estate.

(a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of the Leased Real Estate. Neither the Company nor any Subsidiary owns any real estate used in the STB Business or is affiliated with, or has an economic interest in, the other party to any lease or sublease for the Leased Real Estate. All of the terms and conditions of the leases or subleases to the Leased Real Estate are as set forth in the written leases and subleases for the Leased Real Estate made available to Purchaser in the Dataroom (collectively, the “Leases”), without any modification of any kind. Other than the Leases, there are no agreements, leases, tenancies, guaranties, licenses or assignments with respect to any real property or premises which would become an obligation or be binding upon or enforceable against Purchaser after Closing. Neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the Leased Real Estate has been disturbed and there are no disputes with respect to any Lease. Neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Estate or any portion thereof or has collaterally assigned or granted any other Encumbrance (other than Permitted Encumbrances) in such Lease or any interest therein.

(b) The improvements on the Leased Real Estate are in good operating condition and repair (ordinary wear and tear excepted). No lienable work has been performed by or on behalf of the Company or any Subsidiary on any of the Leased Real Estate for which payment has not been made in full. No improvements on the Leased Real Estate encroach on a Third Party’s real property or on set-back other restricted areas. No improvements on the Leased Real Estate violate any use or occupancy restriction, limitation, condition or covenant of record or any applicable zoning or building Law or public utility or other easement. There are no (i)

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challenges or appeals pending, or, to the Knowledge of the Company, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Leased Real Estate, and neither the Company nor any Subsidiary has entered into any special arrangements or agreements with any Governmental Authority with respect thereto, (ii) condemnation proceedings pending or, to the Knowledge of the Company, threatened with respect to the Leased Real Estate, or (iii) outstanding options, rights of first offer, rights of first refusal or contracts to purchase any Leased Real Estate or any portion thereof.

(c) There exists no: (i) underground storage tanks or lines, (ii) materials or equipment containing asbestos, polychlorinated biphenyls, or radioactive materials, (iii) groundwater monitoring wells, drinking water wells, production water wells, or injection wells, or (iv) landfills, surface impoundments or disposal areas at any of the Leased Real Estate. There has been no storage, treatment, generation, transportation, handling, disposal (whether on-site or offsite) or Release of any Hazardous Materials at the Leased Real Estate by any of the Company, any Subsidiary, any of their respective Affiliates and the Company’s or any Subsidiary’s predecessors-in-interest or by any other Person for which the Company or any Subsidiary is responsible. Except for cleaning supplies maintained on the Leased Real Estate in the Ordinary Course of Business, no Hazardous Materials are located at, on, under or, are migrating to or from the Leased Real Estate.

(d) Neither the Company nor any Subsidiary has designed, manufactured, or installed products or other items containing asbestos or polychlorinated biphenyls at the Leased Real Estate.

Section 3.21 Seller Intellectual Property.

(a) Section 3.21(a) of the Disclosure Schedule identifies: (i) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) owner(s) thereof, registration, issuance, grant, serial, and application or other identifying number, filing, registration, issuance, grant, renewal, and expiration date, and title, as applicable; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 3.21(a) of the Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to file, prosecute and maintain each such item of Registered IP (“Required Actions”). The Company has taken all action necessary to file, prosecute and maintain all Registered IP in full force and effect as of the date hereof and all Patent Rights included in the Registered IP are valid. No Registered IP is or has been involved in any inventorship challenge, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any Registered IP listed on Section 3.21(a) of the Disclosure Schedule is being or has been contested or challenged, or the Company’s or any Subsidiary’s ownership or right to exploit is being contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any Registered IP.

(b) The Company or a Seller Subsidiary has good, valid, unexpired and enforceable title (free and clear of all Encumbrances) to all Purchased Intellectual Property

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Assets. Except as set forth in Section 3.21(b) of the Disclosure Schedule, holds title of the Seller Owned Intellectual Property in the name of the Company or the applicable Seller Subsidiary (with all prior assignments of ownership recorded in the case of any Registered IP). The Company’s or the Subsidiary’s rights as a licensee with respect to each item of the Licensed Intellectual Property Assets (including Seller Software) are legal, valid, binding, enforceable and in full force, subject to the Bankruptcy and Equity Exceptions, and free and clear of all Encumbrances. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. To the Company’s Knowledge, there is no Intellectual Property owned by any other Person that is necessary for the Company to conduct its business as currently conducted (except for Intellectual Property to which the Company has rights as of the date hereof).

(c) The Company and its Subsidiaries have taken all reasonable measures, including measures against unauthorized disclosure, to protect, preserve and maintain its rights, title and interests in and to all Seller Intellectual Property Assets, and the secrecy and confidentiality of all trade secrets and other material confidential information owned or controlled by the Company or its Subsidiaries necessary to enable operation of its business as now being conducted and as currently contemplated to be conducted.

(d) Neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will conflict with, alter or impair, the validity, enforceability, use or right to use by Purchaser or its Affiliates, ownership, priority, duration, scope or effectiveness of any such Seller Intellectual Property Assets, result in any Third Party being granted rights of access to , use of, or the placement in or release from escrow of, or otherwise trigger any additional payment obligations with respect to any Seller Business Intellectual Property Assets.

(e) Section 3.21(e)(i) of the Disclosure Schedule identifies each Contract pursuant to which any Licensed Intellectual Property Asset is or has been licensed, sublicensed, sold, assigned, or otherwise conveyed or provided to the Company. Section 3.21(e)(ii) of the Disclosure Schedule lists each Contract containing any license, sublicense, permissions or covenant not to sue relating to any Seller Intellectual Property Assets, which the Company or any Subsidiary has granted or agreed to grant (by way of an option or other commitment), excluding (A) non-disclosure agreements, but only if the licenses, sublicenses, permissions and covenants not to sue specified therein are limited to non-commercial rights, and (B) implied licenses granted as the result of commercial sales of Products.

(f) To the Knowledge of the Company, there is not as of the date hereof, and has not been during the past five (5) years, any infringement (including inducing, contributory or vicarious infringement), misappropriation, dilution or unauthorized use or disclosure by the Company or any Subsidiary or any predecessor of any Third Party’s Intellectual Property relating to the Purchased Assets, To the Company’s Knowledge, no Person has asserted any claim in writing regarding the use of, or challenging or questioning the Company’s or any Subsidiary’s right or title in, any of the Purchased Intellectual Property Assets or alleging infringement or misappropriation of any Seller Intellectual Property Assets. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property.

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(g) To the Company’s Knowledge, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating any Seller Intellectual Property Assets. The Company has not notified any Person of any actual or suspected infringement or misappropriation of any Seller Intellectual Property Assets.

(h) All STB Employees, STB Former Employees, STB Service Providers, current and former directors, members, independent contractors and consultants of the Company or a Subsidiary: (i) are a party to a “work-for-hire” and/or other agreements with the Company or a Subsidiary that has accorded the Company or a Subsidiary full, effective, exclusive and original ownership of all Purchased Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary; or (ii) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary effective and exclusive ownership of all Seller Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary other than non-assignable rights and statutory revisionary rights. No STB Employee, STB Former Service Provider, or STB Service Provider has disclosed any prior inventions in any of such confidentiality and assignment of invention agreements.

(i) Section 3.21(i) of the Disclosure Schedule contains a complete and accurate list of all Seller Software identifying the owner of the Software and the identity of both the licensor and licensee of any such Software, if owned by a Third Party. Except as specified in Section 3.21(ii) of the Disclosure Schedule, the Company or a Subsidiary is in actual and sole possession of the complete source code of the Seller Software. To the Knowledge of the Company, except as set forth Section 3.21(iii) of the Disclosure Schedule, there are no material defects in the Seller Software currently used or held for use by the Company or any Subsidiary and there are no material errors in any design documentation relating to the Seller Business Software.

(j) The source code for all Seller Software contains customary annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a sufficiently proficient programmer of reasonable skill, training, experience and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the STB Business Software.

(k) Except as disclosed in Section 3.21(k) of the Disclosure Schedule, no Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Purchaser or its Subsidiaries to use or distribute any Product.

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(l) The Company and each Subsidiary has taken all reasonable steps to safeguard the information technology systems utilized in the Seller Software, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party. To date, to the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of such systems.

(m) Except as set forth in Section 3.21(m) of the Disclosure Schedule, neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any Subsidiary to grant or offer to any other Person any license or right to any Seller Intellectual Property Asset.

Section 3.22 Taxes.

(a) Except as set forth in Section 3.22(a) of the Disclosure Schedule, the Company (with respect to income Taxes) has timely filed all income Tax Returns and other material Tax Returns that it was required to file. All such Tax Returns were complete, accurate and prepared in compliance with all applicable Laws. All Taxes payable by the Company (with respect to income Taxes), whether or not shown on any Tax Return, have been paid in full. The Company (with respect to income Taxes) currently is not the beneficiary of any extension of time within which to file any Tax Return, other than an extension which is granted automatically under applicable Law. No claim has ever been made by an authority in a jurisdiction where the Company (with respect to income Taxes) does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

(b) There is no presently outstanding dispute or claim concerning any Liability for Taxes of the Company or otherwise on account of the STB Business claimed or raised by any Governmental Authority. Except as set forth in Section 3.21(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened or anticipated audits or other investigations in respect of Taxes of the Company or otherwise on account of the STB Business.

(c) The Company (with respect to income Taxes) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.

(d) The Company has not (i) ever been a member of an “affiliated group” within the meaning of Code § 1504(a) Law filing a consolidated federal income Tax Return or any similar group for any foreign, state or local income Tax purpose (other than a group of which

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the Company was the common parent) or (ii) has any liability for Taxes of any Person under Reg. § 1.1502-6 or any similar Law or as a transferee or successor, by operation of law, contract or otherwise.

(e) The Company is not a party to any Tax allocation or sharing Contract.

(f) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

Section 3.23 Litigation. Except for the Chapter 11 Case and the Cayman Insolvency Case, neither the Company nor any Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Purchased Assets or the STB Business. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of each action, suit, proceeding, hearing, or investigation of, in, or before (or that there is a Basis on which it could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator, (i) against the Company, any Subsidiary or any of their respective directors, officers and stockholders that is related to the STB Business, (ii) with respect to or affecting (a) the Purchased Assets or Assumed Liabilities or (b) the operations, assets, business or financial condition of the STB Business, or (iii) related to the consummation of Contemplated Transactions. No notice, citation, inquiry or complaint is pending against or, to the Knowledge of Company, threatened against the Company or any Subsidiary alleging any violation of or material Liability under any Environmental Law or Environmental Permit with respect to the STB Business.

Section 3.24 Compliance with Laws.

(a) Neither the Company nor any Subsidiary is, or during the past three years, has been in violation of, delinquent under or being investigated for violation of any Law, Order or Permit (a) relating to the STB Business or the Purchased Assets or Assumed Liabilities or (b) to which the any of the Purchased Assets, personnel of the STB Business, business activities relating to the STB Business or Leased Real Estate are subject and neither the Company nor any Subsidiary has received any notices of such violations, delinquency or investigations. The Company and each Subsidiary have complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Law pertaining to privacy, User Data, or Personal Data.

(b) The conduct of the STB Business have at all times conducted, their export transactions in accordance with all applicable U.S. export and re export controls, including the United States Export Administration Act and Export Administration Regulations, the International Traffic in Arms Regulations, and Foreign Assets Control Regulations, other U.S. economic sanction requirements and customs regulations and all other applicable import/export controls in other countries in which the Company and Subsidiaries conduct STB Business, including obtaining all Export Approvals (ii) the Company and the Subsidiaries are in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or any activities requiring Export Approvals.

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Section 3.25 Business Continuity. To the Knowledge of the Company, none of the information technology systems, STB Business Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and/or any Subsidiary in the conduct of the STB Business and that constitute Purchased Assets (collectively, the “Systems”) have, in the past twelve (12) months, caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any Subsidiaries.

Section 3.26 Certain Business Practices. The Company and its, and the STB Business’s employees or other representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; or (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

Section 3.27 Brokers. Except as set forth on Section 3.27 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 3.28 Complete Disclosure. The representations and warranties in this Article III do not contain any untrue statement or omit to state a material fact necessary to make the statements and information in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).

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Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.4 Consents. No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts. Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound. Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Financing. Purchaser has, and will have throughout the period beginning as of the date of this Agreement and ending on the Closing Date, sufficient cash in immediately available funds to pay the Purchase Price and to consummate the Closing and the transactions contemplated by this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Further Actions.

(a) Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Parties and their Affiliates and to take such actions and execute and deliver any documents or instruments that are necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including using commercially reasonable efforts to (a) obtain each of the consents, authorizations, Orders, acknowledgements or approvals required to be disclosed pursuant to Section 3.5, Section 3.6, Section 4.4 or Section 4.5 or listed in Schedule 2.3(h) or required to transfer any Assumed Contract, (b) prevent the entry, enactment or promulgation of any pending or threatened Order that would prevent, prohibit or delay the consummation of the Contemplated Transactions, (c) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Contemplated Transactions, (d) effect all necessary, registrations, applications, notices and other filings required by applicable Law to consummate the Contemplated Transactions, and (e) cooperate with the other Parties with respect to all filings by any other Party that is required by applicable Law or that such other Party otherwise elects to make to consummate the Contemplated Transactions.

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(b) In the event that there are any Seller Contracts which were not included in the Purchased Assets or the Assumed Liabilities and which were not specifically excluded from the transfers under this Agreement, but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Seller Contract was not discovered until after the Closing or inadvertently was not assigned (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and under the applicable Laws and subject to Section 7.8 and Section 7.9, Purchaser and the Company agree to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract. In addition, the Company will and will cause its Affiliates to deliver to Purchaser or its designated Subsidiaries any tangible Purchased Assets that were inadvertently not transferred at Closing.

Section 5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, unless required by order of the Bankruptcy Court or the Cayman Court, or Purchaser shall otherwise agree in writing, the Company shall cause the STB Business to be conducted only in the Ordinary Course of Business, and shall use its commercially reasonable efforts to preserve substantially intact the organization of the STB Business, substantially keep available the services of the STB Employees and STB Service Providers and substantially preserve the current relationships of the STB Business with customers, suppliers and other Persons with which the STB Business has material business relations. For the avoidance of doubt, the Company shall, and shall cause its applicable Subsidiaries to, pay all registration, maintenance, renewal, and annuity fees and Taxes due by Company or any Subsidiary prior to and as of the Closing Date, without extensions of time or late payment fees, and have all necessary documents prepared and filings timely made in connection therewith, for the maintenance, prosecution, registration and filing of each item of Purchased Intellectual Property Assets, including taking all Required Actions. In furtherance of the foregoing and in no way limiting the foregoing, between the date of this Agreement and the Closing Date, the Company shall, except as set forth on Schedule 5.2:

(a) if requested in writing by Purchaser, to the extent permitted by applicable Law, report to Purchaser regarding the STB Business and the status of the STB Business and the Company’s and each Subsidiary’s operations and finances; provided, that, the Company shall only be required to report information that is currently available to the Company and that is prepared in a format that is currently used by the Company to report such information or a format required pursuant to this Agreement;

(b) report to Purchaser on a weekly basis the names of any STB Employees who give notice of termination of employment or who threaten to terminate employment;

(c) maintain the Purchased Assets in a state of repair and condition that is consistent with the Ordinary Course of Business;

(d) pay or otherwise satisfy in the Ordinary Course of Business all of its material Liabilities of the STB Business to the extent permitted under bankruptcy Law;

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(e) promptly take all Required Actions and any other office actions with respect to any Registered IP and provide drafts of any proposed office actions to Purchaser in advance of filing (and reasonably take into account any comments of Purchaser in all such office actions);

(f) keep in full force and effect, without amendment or other modification, all material rights relating to the STB Business;

(g) comply in all material respects with all Laws and Orders relating to the STB Business;

(h) continue in full force and effect the insurance coverage under the policies required to be disclosed in Section 3.14 of the Disclosure Schedule or substantially equivalent policies;

(i) maintain all books and records relating to the STB Business in the Ordinary Course of Business and in accordance with GAAP; and

(j) cooperate with and assist Purchaser in identifying all Permits required by Purchaser to operate the STB Business after the Closing Date.

Section 5.3 Negative Covenants. Between the date of this Agreement and the Closing Date, the Company shall not directly or indirectly take any of the following actions in connection with the STB Business or the Purchased Assets without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth on Schedule 5.3:

(a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than sales, transfers or dispositions of Owned Inventory in the Ordinary Course of Business;

(b) amend, waive, modify or consent to the termination of any Seller Contract or Permit or amend, waive, modify or consent to the termination of rights of the Company or any Subsidiary thereunder, or enter into any Contract that would be a Seller Contract if entered into prior to the date hereof, other than in the Ordinary Course of Business;

(c) authorize, or make any commitment with respect to, any single capital expenditure for the STB Business that is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the STB Business taken as a whole;

(d) enter into any lease of real or personal property or any renewals thereof for the STB Business involving a term of more than two months;

(e) move any Tangible Personal Property included in the Purchased Assets from any facility subject to a Transferred Lease or to be subject to the Facility Use Agreement;

(f) increase the compensation payable or to become payable or the benefits provided to the STB Employees, except as required by Law, grant or pay bonuses to any STB

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Employee, other than sales commissions payable under existing Seller Employee Benefit Plans and consistent with past practices, or grant any severance or termination payment to, or pay, loan or advance any amount to, any STB Employee, or establish, adopt, enter into or amend any Seller Employee Benefit Plan or accelerate vesting of any equity awards or other benefits of any STB Employee under any Seller Employee Benefit Plan;

(g) make any change in any method of accounting or accounting practice or policy affecting the financial statements of the STB Business, except as required by GAAP or any changes to GAAP required to be applied after the date of this Agreement;

(h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the STB Business or the Purchased Assets, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business, pursuant to an order of the Bankruptcy Court or the Cayman Court or as otherwise contemplated by this Agreement;

(i) permit the lapse of any right relating to Seller Intellectual Property Assets or any other intangible Purchased Asset;

(j) except for the collection of receivables, use any assets of the STB Business to pay any costs or expenses arising out of or relating to the Contemplated Transactions;

(k) engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.17 above;

(l) enter into any settlement of any litigation, proceeding or governmental investigation with any Governmental Authority or other Person relating to the STB Business or any Purchased Assets or any Assumed Liability;

(m) enter into any Contract to license any of the Patents or other Purchased Intellectual Property Assets or renew, extend, expand, or otherwise amend the terms of any existing license or Encumbrance on the Patents or other Purchased Intellectual Property Assets; or

(n) enter into an agreement to do any of the foregoing.

Section 5.4 Access Rights. The Company agrees that from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the following provisions shall apply:

(a) Without interfering with the Company’s conduct of the business before Closing, Purchaser shall be permitted reasonable access to any STB Employees to discuss the STB Business following the consummation of the Contemplated Transactions, including, without limitation, in-person contact and communication with such STB Employees at the Company’s or its Subsidiaries’ premises during the Company’s or such Subsidiaries’ normal business hours, provided that Purchaser shall give the Company notice of such plans and shall provide details of such plans if requested. The Company and Purchaser shall cooperate with each other in arranging or coordinating any access by Purchaser to STB Employees for the purpose of contacting or communicating with them under this Section 5.4(a).

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(b) The Implementation Manager and its designees shall have reasonable access, upon reasonable advance notice, and subject to compliance with Law, to the Company’s or its Subsidiaries’ premises, facilities, materials and personnel during normal business hours for the purpose of coordinating and implementing the sale and transfer of the STB Business from the Company to Purchaser pursuant to this Agreement. Notwithstanding the foregoing, the Company shall conduct its operations in the Ordinary Course of Business as if the Contemplated Transactions were not occurring, prior to Closing.

(c) The Company shall cooperate with and assist Purchaser in implementing the sale and transfer of the STB Business and Purchased Assets from the Company to Purchaser at Closing, including, without limitation, with respect to (i) implementing the separation of the Purchased Assets from the Excluded Assets, which cost and expense shall be borne equally by the Company and Purchaser except as set forth in this Agreement or other Seller Document, and performing all activities associated therewith to the extent necessary to carry out the purposes of this Agreement, (ii) transferring, moving or transporting any Purchased Assets to or from the premises subject to the Transferred Leases, or the premises subject to the Sublease or subject to the Facility Use Agreements, which cost and expense shall be borne equally by the Company and Purchaser, and (iii) transitioning operation of the Company’s STB Business to Purchaser upon Closing. Purchaser will be responsible for the registration and/or recordation of the transfers and assignments of the Purchased Intellectual Property Assets, and the out-of-pocket fees paid to the US Patent and Trademark Office or any other government intellectual property office in connection therewith shall be shared equally by the Company and Purchaser (as part of the Transfer Charges and subject to), except that the Company shall bear 100% of the out-of-pocket fees and reasonable expenses incurred in connection with addressing the chain of title, recordation issues set forth on Schedule 5.4(c) solely through a deduction from the Holdback.

(d) The Company shall, upon reasonable advance notice and subject to compliance with Law, provide the Purchaser with full access to, and copies of, all of the properties, books, contracts, documents, insurance policies, records and personnel relating to the STB Business, STB Employees, STB Service Providers and the Purchased Assets, including without limitation, all accounting records, ledgers, invoices and other documents supporting the amounts reflected in the Carve-Out Financial Statements, during normal business hours; provided, however, that any such access shall be conducted at Purchaser’s expense under the supervision of appropriate personnel of the Company. Nothing herein shall require the Company to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege.

Section 5.5 Notifications; Disclosure Updates.

(a) Until the Closing, each Party will promptly deliver written notice to the other Parties of any event, fact, circumstance or condition that constitutes or could reasonably be expected to cause (i) a breach of any of such Party’s covenants under this Agreement, (ii) render the satisfaction of the conditions in Section 2.2 or Section 2.3 impossible or unlikely, or (iii) a prevention, prohibition or delay of the timely consummation of the Contemplated Transactions.

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(b) Until the Closing, the Company will, as soon as possible after discovery deliver to Purchaser written notice (each, a “Disclosure Schedule Update”) in the form of an amendment or supplement to the Disclosure Schedule to (i) reflect any event occurring or fact, circumstance or condition arising after the date of this Agreement that, if such event occurred or such fact, circumstance or condition arose before or on the date of this Agreement would have been required to be disclosed in the Disclosure Schedule or (ii) correct any existing inaccuracy or deficiency in the Disclosure Schedule based on any event that occurred or fact, circumstance or condition existed before or on the date of this Agreement; provided, however, that no such amendment or supplement will either cure any failure to satisfy the condition in Section 2.3(b) that might otherwise exist or otherwise prejudice Purchaser’s termination rights under Article VI; provided, further, that any amendment or supplement pursuant to this Section 5.5(b) shall be not be deemed to have modified the Disclosure Schedule or qualified the representations and warranties in Article III for purposes of Purchaser’s indemnification rights under Article VIII. Notwithstanding the foregoing, the Company shall not be obligated to provide a Disclosure Schedule Update to Purchaser more than once every two (2) calendar weeks (but in any event all Disclosure Schedule Updates must be provided to Purchaser at least five (5) Business Days prior to the Closing Date).

Section 5.6 Intentionally Omitted.

Section 5.7 Bulk Sales Laws. Purchaser hereby waives compliance by the Company and the Seller Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any and all liens (as defined in Section 101(37) of the Bankruptcy Code), claims (as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, claims for successor liability under any theory of Law or equity), interests, or Encumbrances, in each case pursuant to Section 363(f) of the Bankruptcy Code, whether arising prior to or subsequent to the Petition Date, including any liens or claims arising out of the “bulk-transfer” Laws.

Section 5.8 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Company and the Bankruptcy Court of higher or otherwise better competing bids. From and after the date hereof until the earlier of (i) the entry of the Bid Procedures Order and (ii) the termination of this Agreement (the “Exclusivity Period”), neither the Company nor any Seller Subsidiary or any of its their respective representatives or Affiliates shall directly or indirectly (a) negotiate, initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchaser and its affiliates, agents and representatives) with respect to any transaction (or series of transactions), whether direct or indirect, concerning a sale, financing, recapitalization, liquidation or other disposition of the Company or Seller Subsidiary or any portion thereof (whether by merger, sale of assets or stock, or otherwise), the consummation of which would be substantially inconsistent with the Contemplated Transactions (a “Competing Transaction”), or (b) provide any confidential information regarding the Company, any Seller Subsidiary, the STB Business or any of the Purchased Assets to any Person other than the Purchaser, except to the extent expressly permitted herein. During the Exclusivity Period, the Company will promptly (and in all events within 24 hours) inform and provide a summary to Purchaser of any other

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offer, proposal or expression of interest for the Company, any Seller Subsidiary or any portion thereof that it or any of its affiliates or representatives may receive. Nothing contained herein shall be construed to prohibit the Company and their representatives from soliciting, considering, negotiating, agreeing to or otherwise taking action in furtherance of, any Competing Transaction after the entry of the Bid Procedures Order; provided, however, neither the Company nor any of its Affiliates or their respective representatives shall provide any Confidential Information to any strategic bidders without appropriate assurances of confidentiality.

Section 5.9 Employee Matters.

(a) The Purchaser may extend to any of the STB Employees, and may extend to any STB Employee hired with the consent of the Purchaser to replace any STB Employee terminated following the date hereof, an offer of employment (“Transfer Offer”) that, if accepted, shall become effective immediately after the Closing. The Company shall (and shall procure that each Seller Employer shall) use reasonable endeavors to encourage STB Employees to accept Transfer Offers, and each Local Asset Transfer Agreement shall set forth specific provisions for cooperation between the Company and Purchaser to best effectuate the transfer of STB Employees, in the respective jurisdictions. Employment pursuant to a Transfer Offer shall be contingent, among other requirements stated in the Transfer Offer, upon such STB Employee’s remaining employed by a Seller Employer as of the Closing. Employees of any Seller Employer who commence employment with Purchaser pursuant to a Transfer Offer or who transfer to Purchaser pursuant to this Section 5.9(a) shall be referred to herein as “Transferred Employees.” Except as provided in an individual Transfer Offer or the applicable Local Asset Transfer Agreement, Transfer Offers shall include credit for the employee’s service with Seller Employers for purposes of vacation accrual rates but not for purposes of retirement or severance benefits, and shall offer base salary compensation equal to the base salary compensation paid by the Seller Employer immediately prior to the execution of this Agreement. Transfer Offers shall offer STB Employees eligibility for benefits consistent with benefits offered to equivalent positions with Purchaser. Nothing in this Section 5.9 or elsewhere in this Agreement shall be construed to create a right in any STB Employee, or in any other employee of the Company or a Seller Subsidiary, to employment with Purchaser. The employment of each Transferred Employee who was an STB (U.S.) Employee shall be “at will” employment. Purchaser will hire each employee who accepts a Transfer Offer and meets the contingencies therein, provided that, except as otherwise provided in any individual employment agreement between Purchaser and an STB Employee, Purchaser will not be obligated to maintain the employment of, or the compensation, benefits, or terms of employment provided in any Transfer Offer for any specified period thereafter. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote, or demote any Transferred Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits, or terms or conditions of employment of such Transferred Employee.

(b) The Transferred Employees shall be eligible to participate in Purchaser’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Purchaser. To the extent that service is relevant for eligibility, accrual rates, or benefit levels under any health or welfare benefit plan of Purchaser or compensation program such as vacation or paid time off, then Purchaser shall ensure that such health or welfare benefit plan or

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compensation program shall, for purposes of eligibility, accrual rates, or benefit levels but not for purposes of accrued balances, credit Transferred Employees for service with the Seller Employers.

(c) The Purchaser shall not assume any Liabilities or obligations for the provision of advance notice of employment termination, payment in lieu of notice of termination, severance, or any applicable penalties with respect to Transferred Employees or any other employees of or individuals providing services to the Company or its Seller Subsidiaries under any Law, under the WARN Act or any similar Law, Seller Employee Benefit Plan, policy of the Company or any Seller Subsidiary, or other Contract, arising as a result of the Contemplated Transactions.

(d) Purchaser shall have no Liability in connection with the termination by the Company or a Seller Subsidiary of the employment or engagement of any employee of or other Person providing services to the Company or to a Seller Subsidiary, including any STB Employee or STB Service Provider.

(e) The Company will be responsible for the payment and satisfaction of (i) all wages and other remuneration due to the STB Employees and STB Service Providers with respect to their services to Seller Employers through the Closing Date (including fiscal year 2011 bonus payments, if any), (ii) all payments required under the WARN Act with respect to actions or activities occurring on or prior to the Closing Date in connection with the Contemplated Transactions, (ii) the provision of health plan continuation coverage for (A) any employee of the Company or any Seller Subsidiary (including any STB Employee or STB Service Provider) terminated or who resigned prior to the Closing, and (B) any employee of the Company or any Seller Subsidiary that is not a Transferred Employee terminated after the Closing, in each case, in accordance with the requirements of COBRA and ERISA §§ 601-608, (iv) all termination or severance payments to any STB Employee or STB Service Provider who resigned or was terminated on or prior to the Closing Date and any claims that consummation of the Contemplated Transactions or any measures to be imposed in connection with the Contemplated Transactions constitutes an involuntary termination or constructive termination of the employment of any of STB Employees or STB Service Providers, and (v) all Liabilities arising under claims by the STB Employees or STB Service Providers for benefits attributable to periods on or prior to the Closing Date under any Seller Employee Benefit Plan. Purchaser shall assume the Assumed PTO.

(f) Purchaser shall not adopt or assume any Seller Employee Benefit Plan or any obligations thereunder and all Liabilities under such Seller Employee Benefit Plans shall remain the Liability of the Company. Purchaser is not obligated under this Agreement to assume any agreements with a Labor Organization.

(g) Nothing herein express or implied by this Agreement shall confer upon any STB Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

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(h) The Company undertakes to the Purchaser:

(i) that it has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

(ii) that it has complied and shall comply in all respects with regulation 13 of TUPE and Part IV of TULRCA (and that it has provided and shall provide to the Purchaser such information as the Purchaser may request in writing in order to verify such compliance);

(iii) that it has not terminated and shall not terminate or take any steps to terminate (constructively or otherwise) the employment of any of the STB Employees without the prior written consent of the Purchaser;

(iv) that it has not transferred and shall not transfer any of the STB Employees from working within the STB Business, it has not induced and shall not induce any STB Employee to resign their employment in the STB Business, and it has not agreed and shall not agree to transfer any STB Employee from the STB Business (without the prior written consent of the Purchaser);

(v) that it shall not employ, engage or transfer any Person who is not an STB Employee to work in the Business without the prior written consent of the Purchaser.

(i) If any Contract of employment or engagement or collective agreement or other workforce agreement not disclosed to the Purchaser is found or alleged to have effect as if originally made between the Purchaser and any Person or body or their representatives as a result of the provisions of TUPE or otherwise, then (without prejudice to any other rights or remedies which may be available to the Purchaser) the Purchaser may terminate such Contract or agreement within thirty (30) days of becoming aware of such transfer or alleged transfer

(j) Without prejudice to the other provisions of this Section 5.9, the Company shall, at its own expense, give the Purchaser such assistance as the Purchaser may reasonably require to contest any demand by any Person, other than any of the STB Employees, employed or engaged in the STB Business at or before the Closing Date or their representatives resulting from or in connection with this Agreement. The Company shall, on request by the Purchaser and at the Company’s expense, provide to the Purchaser such information or documents as the Purchaser may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the STB Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date.

Section 5.10 Bankruptcy and Insolvency Matters.

(a) Company and each Seller Subsidiary shall commence the Chapter 11 Case, file the U.S. Sale Motion, the Bid Procedures Motion, commence the Cayman Insolvency Case and file the Cayman Sale Motion no later than January 4, 2012;

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(b) Following the commencement of the Chapter 11 Case, the Company shall continue to operate its business and manage its assets as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(c) The Company and the Seller Subsidiaries agree that they shall not file any motion in the Chapter 11 Case or the Cayman Insolvency Case that is not (i) provided to Purchaser before filing and (ii) reasonably acceptable in form and substance to Purchaser.

(d) If the US Sale Order, Bid Procedures Order, Cayman Sale Order or any other Orders of the Bankruptcy Court or Cayman Court relating to this Agreement are appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument are filed with respect to any such Order), the Company and each Seller Subsidiary shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that the Company consult with Purchaser at Purchaser’s reasonable request regarding the status of any such Actions.

(e) The Company and each Seller Subsidiary further covenant and agree that, after the Closing, the terms of any plan it submits to the Bankruptcy Court, the Cayman Court or any other court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Contemplated Transactions, including, any transaction contemplated by or approved pursuant to the Sale Orders.

(f) The Parties shall reasonably cooperate with one another, and use their respective reasonable best efforts, to cause the entry of the Bid Procedures Order, the US Sale Order and the Cayman Sale Order on or prior to the dates specified in Section 2.3(f).

(g) The Company shall pay all Cure Costs associated with the Seller Contracts, subject to any reduction agreed to by the Parties or by order of the Bankruptcy Court, as and when provided for in the Sale Motion and the Sale Order.

ARTICLE VI

TERMINATION

Section 6.1 Termination Events. This Agreement and the Contemplated Transactions may, with written notice given before the Closing, be terminated:

(a) by mutual written consent of Purchaser and the Company;

(b) by the Company (i) upon a breach of any covenant or agreement on the part of Purchaser in this Agreement, in either case, such that the conditions set forth in Section 2.2(b) or Section 2.2(c), would not be satisfied (a “Purchaser Terminating Breach”), provided that, if such Purchaser Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by Purchaser, through the exercise of its commercially reasonable efforts and for so long as Purchaser, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 6.1(b)(i) unless such thirty (30) day period expires without such

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Purchaser Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, or (iii) the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date); or

(c) by Purchaser (i) upon a breach of any covenant or agreement on the part of the Company in this Agreement, in either case, such that the conditions set forth in Section 2.3(b), Section 2.3(c) or Section 2.3(d), would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by the Company, through the exercise of its commercially reasonable efforts and for so long as the Company, continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 6.1(c)(i) unless such thirty (30) day period expires without such Company Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, (iii) the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(c)(iii) shall not be available if Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date); or (iv) if there shall have occurred any Company Material Adverse Change since the date of this Agreement that shall be continuing.

(d) by Purchaser if (i) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bid Procedures Order, or (ii) the Bankruptcy Court has not entered the US Sale Order by February 20, 2012, (iii) the Cayman Court has not entered the Cayman Sale Order by February 20, 2012, (iv) the US Sale Order has not become a Final Order on or prior March 5, 2012, (v) the Cayman Sale Order has not become a Final Order on or prior March 5, 2012, or (v) the Bid Procedures Order, the US Sale Order or the Cayman Sale Order have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent;

(e) by Purchaser or the Company, if Company and each Seller Subsidiary complies with the Bid Procedures and accepts a Qualifying Bid (as defined in the Bid Procedures) from a Person other than Purchaser or its permitted transferee or (ii) by Purchaser, if the Company enters into an agreement or transaction, including any Competing Transaction with a Third Party (including any of the Company or any of its Subsidiaries’ creditors or stockholders) that is materially inconsistent with this Agreement and the Contemplated Transactions in any material respect;

(f) by Purchaser, if the Company has not commenced the Chapter 11 Case and the Cayman Insolvency Case on or prior to January 4, 2012; or

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(g) by Purchaser, if the Auction (if any) shall not have commenced within three (3) days of the Auction Date.

Section 6.2 Effect of Termination.

(a) The termination rights of the Parties under Section 6.1 are in addition to their rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies.

(b) If a Party terminates this Agreement pursuant to Section 6.1, then all liability or obligations of the Parties for willful breach of this Agreement shall survive and all other obligations under this Agreement, other than those under Section 6.3 and Section 9.3, will terminate.

Section 6.3 Break-Up Fee; Expense Reimbursement. If this Agreement is terminated in accordance with Section 6.1(e), then the Company and each Seller Subsidiary shall, promptly (and in any event as of the closing of the corresponding transaction) jointly and severally pay Purchaser in immediately available funds, and Purchaser shall be deemed to have earned, both (i) the Expense Reimbursement and (ii) an amount equal to 1,650,000 (the “Break-Up Fee”). If this Agreement is terminated by Purchaser for any reason in accordance with Section 6.1 (other than Section 6.1(e)) and the Company subsequently consummates a sale of all or a substantial portion of the Purchased Assets with a Person other than the Purchaser, including in connection with any Competing Transaction, then the Company and each Seller Subsidiary shall promptly (and in any event within five (5) Business Days after such event) jointly and severally pay Purchaser in immediately available funds, and Purchaser shall be deemed to have earned, the Expense Reimbursement. The Expense Reimbursement and the Break-Up Fee shall constitute administrative expenses of the Company with priority over any and all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code until paid and shall be payable from the proceeds of the sale with a Third Party within two (2) Business Days, notwithstanding Section 507(a) of the Bankruptcy Code. The Parties hereby acknowledge that the amounts payable pursuant to this Section 6.3 are commercially reasonable and necessary to induce Purchaser to enter into this Agreement and consummate the Contemplated Transactions. For the avoidance of doubt, the covenants set forth in this Section 6.3 are continuing obligations, separate and independent from the other obligations of the Parties (and shall not limit Purchaser’s other rights and remedies under or in respect of this Agreement), and survive termination of this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Further Assurances. After the Closing, each Party will take all further actions and execute and deliver all further documents after the Closing that are necessary to (a) transfer and convey the Purchased Assets to Purchaser on the terms herein contained, or (b) consummate the Contemplated Transactions.

Section 7.2 Books and Records. The Company and its Subsidiaries and Purchaser and its Subsidiaries will each retain and make their respective books and records (including work

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papers in the possession of their respective accountants) with respect to the STB Business available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits. The Company will use reasonable efforts to enforce its contractual rights to cause NXP to retain and make its books and records (including work papers in the possession of its accountants) with respect to the STB Business available to the extent required under the Share Exchange Agreement dated as of October 4, 2009 among the Company, Trident Microsystems (Far East), Ltd. and NXP B.V., as amended, and the transaction documents entered into in connection with the closing thereunder, and upon the request of Purchaser shall obtain copies of such books and records from NXP and make them available for inspection and copying by Purchaser as if these books and records were books and records of the Company. On or prior to the Closing Date, the Company will provide Purchaser with a legible and non-watermarked electronic copy of all documentation included in the Dataroom.

Section 7.3 Litigation Support. If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article VIII in which case Article VIII, and not this Section 7.3, shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make available all personnel and provide all testimony and access to its books that is necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business hours).

Section 7.4 Transition. After the Closing the Company shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries existing before the Closing and related to the STB Business with any lessor, licensor, customer, supplier or other Person having a business relationship (following the Closing, and only for the duration of such business relationship) with the Company or any Subsidiary before the Closing and related to the STB Business and (b) refer to Purchaser all inquiries relating to the STB Business. Pursuant to the Transition Agreement, the Company and its applicable Subsidiaries shall provide certain post-closing services to Purchaser and its Subsidiaries, as specified therein. The Company and the UK Subsidiary shall use commercially reasonable efforts to cause all Grants to be finally awarded to and grant funds to be received by Purchaser’s Subsidiary doing business in the United Kingdom.

Section 7.5 Payment of Transaction Taxes and Fees.

(a) Except as specifically set forth to the contrary in this Agreement, the Company and Purchaser will share equally of all Taxes, conveyance fees, title application fees, registration fees, recording charges and other out-of-pocket fees and charges (including any interest and penalties) incurred in connection with consummation of the Contemplated Transactions (“Transfer Charges”), regardless of the Person on whom applicable Law imposes

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such Transfer Charges. The Purchaser shall not be obligated to pay for more than One Million Dollars ($1,000,000) in total Transfer Charges. The Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Charges. If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Parties agree that the sale of the Purchased Assets under this Agreement is an occasional sale of assets by the Company in which the Company does not trade in the Ordinary Course of Business. The Parties shall take commercially reasonable actions to assert and establish the occasional sale exemption from any sales Tax associated with the transactions contemplated hereby, to the extent such exemption is available. The Company acknowledges that its accounting records treat the Purchased Assets as a separate business operation, and that business was identified on its books as a separate operation prior to the Closing Date. The Company agrees to convey documentation on or before the Closing Date to Purchaser attesting that its accounting records identified the Purchased Assets as a separate identifiable operation. The Parties agree that the acceptable form of documentation will be true and actual copies of the Company’s Updated Carve-Out Financial Statements for periods prior to the Closing Date. Purchaser shall provide the Company with an exemption certificate for any tangible personal property included in the Purchased Assets which is eligible for any sales Tax exemption. For sales Tax purposes, Purchaser and the Company shall use the same Allocation of the Purchase Price for any such Purchased Assets that are subject to sales Tax as is set out in Exhibit B. The Company shall arrange for electronic delivery to Purchaser or its designated Affiliates of all Seller Intellectual Property Assets at Closing to the extent such delivery reduces or eliminates applicable Taxes.

Section 7.6 Payments of Receivables. If the Company or any of its Affiliates receives any payment relating to any Receivable after the Closing, such Person will promptly endorse (where necessary) and deliver to Purchaser all cash, checks and other documents received on account of such Receivable and will advise Purchaser (promptly upon the discovery or awareness of the Company or its Affiliate) of any counterclaims or off-sets that may arise after the Closing with respect to such Receivable.

Section 7.7 Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms, and the Company and Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing. Following the Closing, Company shall, and shall cause its representatives, advisors, consultants and affiliates to, keep confidential and not, directly or indirectly, divulge to any person or use for their own benefit, any Confidential Information included in the Purchased Assets or owned by Purchaser or its Affiliates, except for disclosures requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by law. In the event that the Company or any Seller Subsidiary or any of their respective representatives, advisors, consultants or affiliates (each a “Seller Party”) is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to

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disclose any Confidential Information, such Seller Party shall notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.7. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party believes in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information to the tribunal or else stand liable for contempt, such Seller Party may disclose such Confidential Information to the tribunal; provided, however, that such Seller Party shall use its commercially reasonable efforts to obtain, at the request and cost of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed. The prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. The Parties agree that the Company and the Purchaser shall file this Agreement but not the accompanying Disclosure Schedule, without redaction, with the SEC as an exhibit to Company and Purchaser’s periodic reports and will file the Exhibits to this Agreement, with confidential treatment to be requested for mutually agreed upon terms.

Section 7.8 Post-Closing Consents.

(a) To the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Authority or third Person and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or result in a termination of any Contract. To the extent that any consents, authorizations, approvals or acknowledgements with respect to any Purchased Asset, Permit, Seller Contract or Later Discovered Contract (each a “Consent”) have not been obtained prior to Closing, then following the Closing, the Company and Purchaser shall use commercially reasonable efforts to promptly obtain such Consent, the cost of which (exclusive of Cure Costs) shall be exclusively recovered from the Holdback Amount, and to the extent any excess cost is not recoverable from the Holdback Amount, such excess cost shall be borne solely by Purchaser. Pending receipt of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser and the Subsidiaries the benefits of such Purchased Asset, Permit or Seller Contract or to obtain such Consent. To the extent that a Consent for any such Purchased Asset, Permit or Seller Contract cannot be obtained for Purchaser or the full benefits of use of any such Purchased Asset, Permit or Seller Contract cannot be provided to Purchaser and its Subsidiaries following the Closing, then the Parties, at the Company’s sole cost and expense, shall endeavor to enter into such arrangements (including subleasing or contracting if permitted) to provide to Purchaser and the Subsidiary the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Consent. Nothing in this Section 7.8 shall limit the Company’s obligation to pay Cure Costs pursuant to Section 7.9.

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(b) Once such Consent or waiver is obtained, the Company shall, or shall cause its Seller Subsidiaries to, sell, assign, transfer, convey and license such Purchased Asset to Purchaser for no additional consideration.

Section 7.9 Post-Closing Assumption and Rejection of Contracts and Leases. Between signing and Closing, the Company and each applicable Seller Subsidiary shall deliver to Purchaser copies of all Seller Contracts listed on the Schedules or Disclosure Schedule that were not provided to Purchaser prior to the execution of this Agreement. At the election of Purchaser pursuant to written notice given to Company and the Seller Subsidiaries at any time within ninety (90) days of the Closing Date, Company or the applicable Seller Subsidiary shall seek to assume or reject, as directed by Purchaser, any executory contracts or unexpired leases included in the Seller Contracts to which any Company or Seller Subsidiary is a party or is otherwise bound, including any Later Discovered Contracts. Sellers shall give written notice to Purchaser prior to the submission of any motion in its Chapter 11 Case to assume or reject any executory contracts or unexpired leases included in the Seller Contracts other than Retained Contracts, and, without the prior written consent of Purchaser, the Company and the Seller Subsidiaries shall not assume or reject any executory contract or unexpired lease relating to the STB Business other than Retained Contracts. Purchaser shall reimburse Company and/or each applicable Seller Subsidiary, for all actual expenses paid by Company and/or an applicable Seller Subsidiary, under applicable Seller Contracts attributable to the period from the Closing Date through the date upon with the applicable Seller Contract is assumed or rejected on a per Contract per diem basis. Any executory contracts or unexpired leases that are rejected subject to Bankruptcy Court approval or are the subject of a rejection motion on the Closing Date, after complying with the provisions of this Section 7.9 shall constitute Excluded Assets at Closing and shall not constitute an Assumed Contract or Purchased Asset. The Company shall promptly provide Purchaser with a written schedule containing the Company’s best estimate of the Cure Costs for each executory contract or unexpired lease to which each Seller is a party or is otherwise bound. For purposes of this Agreement, “Cure Costs” shall mean all monetary liabilities, including prepetition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of the Company and Seller Subsidiaries’ monetary defaults under the Assumed Contracts at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

Section 7.10 Audits of Carve-Out Financial Statements. The Company shall deliver, or cause to be delivered to Purchaser within 60 days following the Closing audited Updated Carve-Out Financial Statements that conform in all material respects to the published rules and regulations of the SEC applicable to acquired company financial statements for each of the periods that Purchaser is required to file with the SEC under such published rules and regulations and shall cause the auditing firm or firms to deliver any consents required in order for the Purchaser to file the Updated Carve-Out Financial Statements with the SEC or to incorporate the Updated Carve-Out Financial Statements into any registration statement of Purchaser or its parent under the Securities Act. If prior to Closing, the Company revises any of the Carve-Out Financial Statements delivered at or prior to signing of this Agreement, then the Company shall promptly notify Purchaser and deliver to Purchaser a copy of the revised Carve-Out Financial Statements.

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Section 7.11 Limited Trademark License. The Company hereby grants Purchaser and its Subsidiaries a nonexclusive, nontransferable, royalty free, worldwide license to use the Company’s trademark, trade name, and service marks “Trident Microsystems” and the Trident Microsystems logo, alone or in combination with any other words or terms or variation of such words or terms (the “Trident Microsystems Marks”) to the same extent and with the same scope as used by the Company in the STB Business prior to the Closing until all Products manufactured with the Trident Microsystems Marks are sold.

Section 7.12 Deletion/Destruction of Confidential Information. Promptly following the Closing, but no later than sixty (60) days following the Closing, the Company and its Subsidiaries will use commercially reasonable efforts to delete or destroy all Confidential Information included in the Purchased Assets from all books and records retained by the Company and its Subsidiaries as Excluded Assets, including all books and records in electronic form, including databases, e-mails and backups retained for archival and disaster recovery purposes; provided, however, that the Company and its Subsidiaries shall first ensure that it has delivered all such Confidential Information to Purchaser. As part of this process, the Company shall inform all employees and consultants (other than Transferred Employees) of the obligation to delete such Confidential Information from employee desktops, notebooks, files or databases maintained by such employees. Upon Purchaser’s request, the Company shall certify to Purchaser that it has and continues to comply with this Section 7.12. During the period commencing sixty (60) days following the Closing Date through the date ending seventy-five (75) following the Closing Date, without interfering with the Company’s conduct of the business before Closing, Purchaser shall be permitted reasonable access to the Company’s and Subsidiaries’ premises during normal business hours in order to perform an audit to confirm the deletion and destruction of all Confidential Information included in the Purchased Assets (the “Data Audit”). The Company shall cooperate with Purchaser in arranging or coordinating any access by Purchaser to the Company’s and Subsidiaries’ premises for the purpose of complying with this Section 7.12. The Company shall delete and destroy any such Confidential Information that is discovered through the Data Audit and to the extent that the Data Audit reveals material Confidential Information that has not been deleted, then the Company shall pay Purchaser for the cost of the Data Audit, which shall constitute Damages under Section 8.1(b).

Section 7.13 Relocation of Certain Excluded Assets. Promptly following the Closing, to the extent any Excluded Assets constitute equipment or other personal property located at the Leased Real Estate subject to the Transferred Leases, the Sublease or the Facility Use Agreements, the Company shall cause, at the Company’s sole cost and expense, such equipment or other personal property to be relocated.

Section 7.14 Other Contractual Matter. Prior to the Closing, the Company shall obtain an appraisal of the Patents being sold to Purchaser that are subject to the agreement listed on Schedule 7.14 (“Sale Proceeds Sharing Contract”). The Company shall be obligated to remit to the Third Party to the Sales Proceeds Sharing Contract fifty percent of the net purchase price paid by Purchaser for the subject Patents (which the Parties believe should be the appraised value of such subject patents); provided, however, that to the extent that the payment obligation exceeds $1,250,000, the Company shall pay the first $1,250,000 and the Company and Purchaser shall each pay 50% of the payment obligation in excess of $1,250,000 and provided further, that to the extent that the payment is remitted to such Third Party when Purchaser continues to hold

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the Holdback, then the Company shall be entitled to have up to $1,250,000 and if the payment exceeds $1,250,000, the Company’s 50% share of the excess amount released from the Holdback and paid directly to such Third Party. In no event shall Purchaser be responsible for the payment of any Cure Costs under the Sales Proceeds Sharing Contract. The payment under the Sales Proceeds Sharing Contract shall constitute the full and entire compensation payable in connection with the transfer and sale of the subject Patents and the subject Patents shall be transferred free and clearance of any Encumbrances, including any ongoing payment obligations under the Sales Proceeds Sharing Contract or otherwise. If the amount of the payment obligation under the Sales Proceeds Sharing Contract is not resolved at the time the Holdback is scheduled to be released, then Purchaser can withhold all of the remaining Holdback until such payment obligation is finalized. In no event shall the Company’s obligation under this Section 7.14 exceed the Holdback and Purchaser shall be responsible for any payments relating to the sale of the subject patents under the Sale Proceeds Sharing Contract in excess of the Holdback. Notwithstanding the foregoing, if Purchaser elects in its sole discretion not to have the subject patents included in the Purchased Assets, then the Company shall be obligated to grant to Purchaser a perpetual, irrevocable, worldwide, royalty-free, fully paid license (with rights to sublicense), to use, make, have made, import, sell, offer to sell, lease, and otherwise dispose of any products and services, practice any method or process and otherwise commercialize and exploit the subject patents in any field, that will be transferrable in connection with the sale of the STB Business or the sale of all or substantially all of the assets of Purchaser and the Company shall be responsible for any payments payable to the Third Party under the Sale Proceeds Sharing Contract.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification Obligations of the Company. Notwithstanding the Closing, the Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement;

(b) any breach by the Company or any Seller Subsidiary of, or failure by the Company or Seller Subsidiary to comply with, any of covenants or obligations of the Company and Seller Subsidiaries under this Agreement (including post-closing covenants or obligations and including payment obligations in Section 5.10(g) and Section 7.5), the Transition Agreement or any of the Facility Use Agreements;

(c) any Retained Liabilities or Excluded Asset (including any Retained Liability or any Excluded Asset that becomes a Liability of Purchaser under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law);

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(d) failure of any Products sold prior to Closing or included in Inventory at Closing to comply with the terms and requirements of any applicable warranty, Product data sheet or customer specification or other Contract in excess of the warranty reserve accrued in the Final Working Capital; or

(e) the reasonable cost incurred by Purchaser to obtain replacement Contracts for each of the Seller Contracts listed on Schedule 8.1(e) which will not be assigned to Purchaser as part of the Purchased Assets.

Section 8.2 Limitations on Indemnification Obligations of the Company. The obligations of the Company pursuant to the provisions of Section 8.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 8.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party and survive until the date that is ninety (90) days after the Closing Date.

provided, however, that if, at any time prior to the expiration of such representations and warranties, any Purchaser Indemnitee (acting in good faith) delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Purchaser Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 8.1 or prospective recovery under Section 8.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover under Section 8.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Business Warranties until the total amount that Purchaser Indemnitees would recover under Section 8.1(a) but for this Section 8.2(b) exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket”). If such amount exceeds the Basket, then the Purchaser Indemnitees will be entitled to recover all Damages including the amount of the Basket.

(c) Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover under Section 8.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties for the amount of Damages in the aggregate in excess of the Holdback (or the remaining amount of the Holdback).

(d) The amount of any indemnity provided in Section 8.1 shall be computed net of any insurance proceeds actually received by a Purchaser Indemnitee connection with or as a result of any claim giving rise to an indemnification claim under Section 8.1 (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any reimbursements that are actually received by a

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Purchaser Indemnitee in connection with such Damages or the circumstances giving rise thereto. If the indemnity amount is paid prior to the Purchaser Indemnitee’s actual receipt of insurance proceeds related thereto, and a Purchaser Indemnitee subsequently receives such insurance proceeds, then the Purchaser Indemnitee shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Company to such Purchaser Indemnitee in respect of such claim.

(e) The representations and warranties made by the Company, and the covenants and obligations of each of the Company and Seller Subsidiaries, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Purchaser Indemnitees or any of their representatives.

Section 8.3 Indemnification Obligations of Purchaser. Notwithstanding the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c) any Assumed Liability.

Section 8.4 Third-Party Claims. If a Third-Party notifies any Purchaser Indemnitee or Seller Indemnitee (each collectively the “Indemnified Parties” or individually, a “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Purchaser Indemnitees or the Seller Indemnitees for indemnification against the Company, on one hand, or Purchaser, on the other hand (each collectively the “Indemnifying Parties” or individually, a “Indemnifying Party”), respectively, under this Article VIII, then the Indemnified Parties will promptly deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced.

(a) The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (reasonably satisfactory to the Indemnified Parties); provided that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within fifteen (15) days after receiving notice of the Third-Party Claim from the Indemnified Parties, that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence acceptable to the

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Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third-Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the STB Business, and (v) the Indemnifying Parties conduct the defense of the Third-Party Claim actively and diligently.

(b) If the Indemnifying Parties elect to contest or defend against a Third-Party Claim in accordance with Section 8.4(a), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) If any condition in Section 8.4(a) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for all Damages of contesting, defending against and settling the Third-Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Damages that the Indemnified Parties suffer resulting from or relating to the Third-Party Claim as provided in, and subject to the terms, conditions and limitations set forth in this Article VIII.

Section 8.5 Right of Setoff. Purchaser may set-off any indemnification claim for Damages against any amounts payable by Purchaser to the Company under this Agreement and any other Transaction Document and any other agreement or instrument otherwise then in effect between Purchaser and the Company.

Section 8.6 Reduction of Purchase Price. All indemnification payments made pursuant to this Article VIII will be adjustments to the Purchase Price.

Section 8.7 Other Indemnification Provisions.

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement. The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement. Notwithstanding the foregoing, nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and obtaining a remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

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(b) Losses shall not include speculative or unforeseeable Damages or punitive damages. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.8 Construction. For purposes of calculating Damages in connection with a claim for indemnification under this Article VIII (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” or “Company Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications. In addition, for purposes of determining whether a breach has occurred and calculating Damages in connection with a claim for indemnification under this Article VIII, all information contained in any Disclosure Schedule Update shall be disregarded for purposes of this Article VIII.

Section 8.9 Claim Process. In order to seek indemnification under this Section 8, (and in addition to the procedures in connection with a Third Party Claim), the Indemnified Party shall deliver a written demand (a “Claim Notice”) to the Indemnifying Party which contains (a) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, to the extent known, (b) a statement that the Indemnified Party is entitled to indemnification under Section 8 for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”); provided that failure by the Indemnifying Party to deliver a Response within twenty (20) days after the delivery of a Claim Notice shall be deemed an acceptance by the Indemnifying Party of the claim contained in said Claim Notice. If the Indemnifying Party in such Response contests the payment of all or part of the Damages claimed in the Claim Notice, the Indemnifying Securityholder and the Indemnified Party shall use good-faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Sections 9.12, 9.13 and 9.14.

Section 8.10 Holdback Release.

(a) Within three (3) Business Days after the date that is the later of (i) ninety (90) days after the Closing Date (the “Indemnification Expiration Time”) and (ii) the determination of the Final Working Capital pursuant to Section 1.10, Purchaser shall release to the Company the Holdback Amount less (ii) the Indemnification Holdback Amount; provided, however, that Purchaser shall not be obligated to release the Holdback Amount if as of the Indemnification Expiration Time, the Company has not fully performed its obligations under this Agreement, the Transition Agreement and the Facilities Use Agreements that are secured by the Holdback Amount. The term “Indemnification Holdback Amount” shall mean, as of the Indemnification Expiration Time, the aggregate amount of all Damages relating to unresolved Third-Party Claims and other claims that are the subject of a Response that have not previously

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been resolved or satisfied in accordance herewith or that were otherwise asserted under this Agreement but otherwise unsatisfied as of the Indemnification Expiration Time, including any Third Party Claims or other claims for which a Claim Notice has been delivered but for which no Response has been delivered or which Claim Notice has been deemed accepted. After the resolution of any Third-Party Claim or other claim relating to any of the Indemnification Holdback Amount and completion of the Company’s performance of its obligations under this Agreement, the Transition Agreement and the Facilities Use Agreements, the portion of the Indemnification Holdback Amount for such Third-Party Claim not distributed to the Company shall be released promptly thereafter by Purchaser to the Company.

(b) Any portion of the Holdback Amount released by Purchaser pursuant to this Section 8.10 shall be made by wire transfer of immediately available funds to an account that has been designated by the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Publicity. The Parties will announce the execution of this Agreement through a joint press release approved by both Parties. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

Section 9.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to the Purchaser:	With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Company:	With a copy (not constituting notice) to:

DLA Piper LLP
Howard Clowes
2000 University Avenue
East Palo Alto, California 94303-2214
Attn: Howard Clowes
Tel: (650) 833-2153
Fax: (650) 833-2001
Email: howard.clowes@dlapiper.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 9.2.

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Section 9.3 Fees and Expenses. Subject to Section 6.3, Section 7.5 and Article VIII, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 9.4 Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement.

Section 9.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 9.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (including by operation of law or through a Change of Control of the Party) without the prior written consent of all of the Parties to this Agreement; provided, however, that Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser. For purposes of this subsection, a “Change of Control” means (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a Party or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of a Party’s assets.

55.

Section 9.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 9.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.10 References. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule. Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent from the text of such disclosure. The inclusion of any matter on the Disclosure Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement.

Section 9.11 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 9.12 Governing Law; Venue. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware. Prior to the Petition Date, any legal action or other legal proceeding relating to this Agreement for the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Wilmington, Delaware. On or after the Petition Date, any legal action or legal proceeding relating to this Agreement and or to interpret or enforce any provision thereof shall only be brought or commenced in the Bankruptcy Court and/or the Cayman Court.

56.

Section 9.13 Consent to Jurisdiction.

(a) With respect to any legal action or other legal proceeding commenced prior to the Petition Date, each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

(b) With respect to any legal action or other legal proceeding commenced after the Petition Date, each party hereby (a) agrees to the jurisdiction of the Bankruptcy Court and/or the Cayman Court with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 9.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 9.16 Specific Performance. The Parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms

57.

and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party hereto will allege, and each Party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.16, a Party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such Party hereto under this Agreement and (b) nothing contained in this Section 9.16 shall require any Party hereto to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 9.16 before exercising any other right under this Agreement.

Section 9.17 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article III, none of the Company nor its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, makes or has made any other representation or warranty on behalf of the Company or otherwise in respect of the Company or its Seller Subsidiaries. The Company and each Seller Subsidiary expressly disclaims any and all other representations and warranties, whether express or implied.

(b) Except for the representations and warranties contained in Article IV, none of Purchaser nor any of its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, makes or has made any other representation or warranty on behalf of Purchaser. Purchaser expressly disclaims any and all other representations and warranties, whether express or implied.

Section 9.18 Disclosure Schedule. The Disclosure Schedule shall be subject to the following terms and conditions: (a) items shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement; (b) any item disclosed in the Disclosure Schedule with respect to any particular section of this Agreement shall be deemed to be disclosed with respect to all other sections of this Agreement to the extent that it is reasonably apparent from the fact of such disclosure that such disclosure is intended to modify other sections of the representations and warranties in this Agreement; (c) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality, is outside the Ordinary Course of Business or constitutes noncompliance with, or a violation of applicable Law, any order by a Governmental Authority or Contract; (d) headings and introductory language have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the corresponding provisions in this Agreement; and (e) all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of Third-Party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and the Company and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

58.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:

TRIDENT MICROSYSTEMS, INC.

By:
Name:
Title:

SELLER SUBSIDIARIES:

TRIDENT DIGITAL SYSTEMS (UK) LTD.

By:
Name:
Title:

TRIDENT MICROELECTRONICS, LTD.

By:
Name:
Title:

TRIDENT MICROSYSTEMS (FAR EAST) LTD.

By:
Name:
Title:

59.

TRIDENT MICROSYSTEMS (INDIA) PVT. LTD.

By:
Name:
Title:

TRIDENT MICROSYSTEMS (JAPAN) GK

By:
Name:
Title:

TRIDENT MICROSYSTEMS (KOREA) LIMITED

By:
Name:
Title:

TRIDENT MICROSYSTEMS (NEDERLAND) B.V. FRANCE BRANCH OFFICE

By:
Name:
Title:

TRIDENT MICROSYSTEMS (TAIWAN) LTD.

By:
Name:
Title:

60.

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD.

By:
Name:
Title:

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD. SHENZHEN BRANCH

By:
Name:
Title:

PURCHASER:

ENTROPIC COMMUNICATIONS, INC.

By:
Name:
Title:

61.

EXECUTION VERSION

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Accrued Retirement Benefits” means the Liability as of the Closing Date to pay employees or former employees of the UK Subsidiary or any STB Employees upon retirement, any retirement benefits that are funded from payments that were withheld or set aside or contributed to by such employees or former employees prior to the Closing Date or required to be funded by the employer to the extent Purchaser agrees to assume a rollover of accrued participant account balances or otherwise assumes the Liabilities to pay retirement benefits as scheduled on Section 5.9(f) of the Disclosure Schedule.

“Accrued Severance Benefits” means the Liability as of the Closing Date to pay employees or former employees of the UK Subsidiary or any STB Employees any severance upon employment termination, including without limitation, the Liability disclosed in Section          of the Disclosure Schedule.

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 1.12.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Assignment and Assumption Agreement” is defined in Section 2.4(h).

“Assumed Contracts” is defined in Section 3.17(a)(i).

“Assumed Liabilities” is defined in Section 1.3.

“Assumed PTO” is defined in Section 1.3.

“Auction” means the public sale of the Purchased Assets contemplated by the Bid Procedures Order.

“Auction Date” means February 3, 2012, provided that such date may be extended as necessary as mutually agreed to by the Parties in their reasonable discretion.

“Audio Business” means the Company’s business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for Audio Devices (as defined in the License Agreement).

“Bankruptcy Court” means the United States Bankruptcy Court, District of Delaware.

“Bankruptcy and Equity Exceptions” means the laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors and similar generally applicable Laws regarding creditors’ rights and rules of law governing specific performance, injunctive relief, or other equitable remedies.

“Basis” means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or would reasonably be anticipated to cause or, result in any specified consequence.

“Basket” is defined in Section 8.2(b).

“Bid Procedures Motion” means a motion in form and substance satisfactory to Purchaser, seeking approval by the Bankruptcy Court of the Bid Procedures Order.

“Bid Procedures Order” means the order of the Bankruptcy Court in form and substance acceptable to Purchaser, (i) fixing the date, time and location of the hearing to approve consummation of the sale of the Purchased Assets, (ii) fixing the time, date and location of an auction in New York, New York, (iii) approving the Break-up Fee and the Expense Reimbursement, (iv) approving the form and manner of sale notice and bid procedures notice, (v) approving procedures for the assumption and, if necessary, assignment of executory contracts and unexpired leases and for the resolution of and payment by the Company of, Cure Costs, (vi) containing such other appropriate buyer protections as may be reasonably requested by Purchaser, and (vii) otherwise approving the Bid Procedures substantially in the form of Exhibit J hereto (the “Bid Procedures”).

“Break-Up Fees” is defined in Section 6.3.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Carve-Out Financial Statements” is defined in Section 3.7.

“Cash Amount” is defined in Section 1.8.

“Cayman Court” means the Grand Court of the Cayman Islands.

“Cayman Insolvency Case” means the petition in form and substance acceptable to the Purchaser, seeking the appointment of provisional liquidators to Trident Microsystems (Far East) Ltd pursuant to section 104 of the Cayman Companies Law (2011 Revision).

“Cayman Sale Motion” means a motion in form and substance acceptable to Purchaser seeking approval by the Cayman Court of the Cayman Sale Order.

“Cayman Sale Order” means an order of the Cayman Court, in form and substance acceptable to Purchaser, approving the sale of the Purchased Assets to Purchaser.

“Chapter 11 Case” means the chapter 11 proceeding commenced by the Company and Trident Microsystems (Far East), Ltd in the United States Bankruptcy Court for the District of Delaware.

“Claim Notice” is defined in Section 8.9.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Trade Payables” means any and all trade payables of the STB Business arising in the Ordinary Course of Business from and after the Petition Date in connection with the manufacturing, warehousing and distribution of Products and accrued or incurred by the Company or any Seller Subsidiary on or prior to the Closing Date.

“Closing Working Capital” is defined in Section 1.9(a).

“COBRA” is defined in Section 3.18(f).

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.

“Company” is defined in the preamble to this Agreement.

“Company Retention Bonus Liability” means the sum of (a) $175,000 and (b) that portion of the aggregate potential retention bonuses of $1,231,000 offered by the Company to certain STB Employees (excluding the head of the Company’s STB Business unit) in exchange for remaining actively employed in the STB Business for three months following the Closing determined by multiplying two months of each such STB Employee’s base salary (or in the case of the head of the STB Business, $50,000) by a fraction, the numerator of which is the number of days from November 17, 2011 until the Closing (the “Pre-Closing Period”) and the denominator of which is the sum of the Pre-Closing Period and ninety (90).

“Company Terminating Breach” is defined in Section 6.1(c).

“Competing Transaction” is defined in Section 5.8.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of March 31, 2011 between Purchaser and the Company.

“Confidential Information” means any and all information, data and technology disclosed, made available and/or provided by any of the Company or one of its Subsidiaries, or Purchaser, or any of their respective Affiliates, as applicable, or otherwise obtained by or accessed under this Agreement, the Transaction Documents, the STB Business, or the Contemplated Transactions and disclosures contemplated hereby or thereby, including, without limitation, any and all methods and/or materials used in the business of the Company or one of its Subsidiaries (including the STB Business) or Purchaser, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable Law), samples, inventions (whether patentable or unpatentable), improvements, Intellectual Property, methods, compositions, devices, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), including any of the foregoing related or with respect to the Purchased Assets, Purchased Assets, STB Business, and/or Excluded Assets, regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding the foregoing, Confidential Information does not include: (i) any information, data or technology that the receiving party (whether the Company or one of its Subsidiaries or Purchaser, as applicable) can demonstrate by competent evidence is, at the time of the disclosure, through no wrongful act or omission of the receiving party a part of the public domain; provided that information shall not be deemed to be a part of the public domain on the ground only that: (a) the general principle is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as the receiving party, if the particular practice is not public domain or so known, or (b) it constitutes a combination, conclusion or finding of or drawn from information which is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as applicable; (ii) to the extent such information was or becomes available to Company or one of its Subsidiaries or Purchaser, as the receiving party, on a non-confidential basis from a source other than the disclosing party, be it the Company, one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates; and (iii) to the extent such information was developed by the Company or one of its Subsidiaries or Purchaser, as applicable, without access to the Confidential Information of the other parties, respectively.

“Consents” is defined in Section 7.8.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral and whether express or implied).

“Cure Costs” is defined in Section 7.9.

“Current Assets” is defined in Section 1.9(a).

“Current Liabilities” is defined in Section 1.9(a).

“Damages” is defined in Section 8.1.

“Data Audit” is defined in Section 7.12.

“Dataroom” means the DataSite Project Spiced Latte maintained by Company at https://datasite.merrillcorp.com on the day that is two Business Days prior to the date of execution of this Agreement.

“Disclosure Schedule” is defined in the preamble to Article III.

“Disclosure Schedule Update” is defined in Section 5.5(b).

“Dispute Notice” means a notice delivered by the Company to Purchaser in which the Company (a) disputes the calculation of Closing Working Capital included in the Working Capital Statement and (b) provides the basis of such dispute in reasonable detail.

“DTV Business” means the Company’s business existing as of the date of this Agreement of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use in the DTV Field of Use (as defined in the License Agreement).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, license or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” means June 2, 2012.

“Engagement Date” is defined in Section 1.10(b).

“Environmental Laws” shall mean all Laws and Orders that pertain to the regulation, protection or preservation of the environment (including indoor and ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata), natural resources, the health and safety of any Person, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, re-use, recycling, or other management, contact or involvement with Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.

“ERISA Affiliate” means any of the Company’s Affiliates, to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations.

“Estimated Working Capital” is defined in Section 1.9(a).

“Estimated Working Capital Statement” is defined in Section 1.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 1.2.

“Excluded Licensed Intellectual Property Assets” is defined in Section 1.2(c).

“Excluded Royalties” is defined in Section 1.1(g).

“Exclusivity Period” is defined in Section 5.8.

“Expense Reimbursement” means the aggregate amount of the reasonable charges, costs, fees, payments, and expenses (including, without limitation, all reasonable fees, expenses and disbursements of any representatives of Purchaser and its Affiliates) paid or incurred by or on behalf of Purchaser or its Affiliates relating to or in connection with (i) the purchase of the Purchased Assets (and STB Business) including the Contemplated Transactions and any documents or agreements related hereto, (ii) the negotiation, preparation, execution or performance of agreements relating to the purchase of the Purchased Assets (and STB Business), including this Agreement, and certain documents or agreements related thereto, (iii) business, financial, legal, accounting, tax, and other due diligence relating to the Purchased Assets (and STB Business), (iv) the Chapter 11 Case, and (v) the diligence, analysis, negotiation, preparation, or execution of any contracts or arrangements with any current or prospective lessors, vendors, agents, or payees of the Company and Seller Subsidiaries and the STB Business. The Expense Reimbursement shall be subject to reasonable documentation, which documentation shall be provided to the Company and the Office of the United States Trustee. Notwithstanding the foregoing, the Expense Reimbursement cap shall not apply following a breach by the Company or the Seller Subsidiaries of any condition, covenant or other term set forth in this Agreement.

“Export Approvals” means all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for the export and re export of Products, commodities, services, Software, technical data and technologies and releases of technologies, technical data and Software to non-U.S. nationals located in the United States and abroad.

“Facility Use Agreements” is defined in Section 2.4(j).

“Final Order” shall mean an order of the Bankruptcy Court (a) as to which the time to appeal or reconsider shall have expired and as to which no appeal or motion to reconsider shall then be pending, or (b) if an appeal or motion for reconsideration shall have been filed or sought, either (i) no stay of the order shall be in effect or (ii) if such a stay shall have been granted by the Bankruptcy Court, then (A) the stay shall have been dissolved or (B) a final order of the district court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court order or timely motion to seek review or rehearing of such order shall have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) order upholding the order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that Purchaser in its sole discretion may treat as not being a Final Order, any order for which an appeal, motion to seek review, motion to seek rehearing, or any similar motion is pending notwithstanding that such order is not then subject to stay.

“Final Working Capital” is defined in Section 1.10(a).

“Foreign Assets” is defined in Section 1.7.

“Foreign Employee Benefit Plan” shall mean any employee benefit plan, program or arrangements maintained or contributed to by the Company or any Subsidiary that has been established, maintained, or sponsored by the Company or any of its Subsidiaries or to which any of the Company or any Subsidiary has contributed, or into which any of the Company or Subsidiary has entered solely for the benefit of non-U.S. active, retired or former employees or directors of the Company or any Subsidiary.

“Fraud” means an intentional false representation of a material fact upon which one reasonably relies to his or her detriment.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements and documents relating either to the organization, management or operation of any Person or to the rights, duties and obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Government Official” shall mean (a) any officer or employee of any Governmental Authority, (b) any person acting in an official capacity on behalf of a Governmental Authority, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Authority, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Grants” is defined in Section 1.1(o).

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise harmful to living things or the environment, (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, or (c) could pose a hazard to the environment or the health and safety of any Person or impair the use or value of any portion of the Real Estate or any other property. The term “Hazardous Materials” shall include without limitation pollutants, contaminants, pesticides, biological agents, biohazardous materials, etiologic agents, petroleum, petroleum products and by-products, radioactive substances, solid wastes, hazardous wastes, hazardous substances, extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any “hazardous substance” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Holdback” is defined in Section 1.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, et. seq.

“Implementation Manager” means the individual identified by Purchaser to the Company as Purchaser’s “implementation manager” with responsibility for coordinating and implementing the transition of the STB Business from the Company to Purchaser pursuant to this Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or issued in substitution for or exchange of obligations for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,

(c) indebtedness of the type described in (a) or (b) above guaranteed, directly or indirectly, by such Person, (d) any indebtedness for the deferred purchase price of property or services, (e) obligations under capital leases, (f) any indebtedness secured by an Encumbrance, (g) any letter of credit arrangements, (h) any and all accrued interest and other amounts payable with respect the foregoing, and (i) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Indemnification Expiration Time” is defined in Section 8.10(a).

“Indemnified Parties” is defined in Section 8.4.

“Indemnifying Parties” is defined in Section 8.4.

“Intellectual Property” means on a worldwide basis: (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming, and related security passwords or codes, (v) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, compositions, devices, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (vi) all other proprietary rights relating to any of the foregoing, (vii) all of the foregoing contained or embodied in or with respect to any Software, (viii) all copies and tangible embodiments thereof (in whatever form or medium), (ix) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Interim Financial Statements” means the Carve-Out Financial Statements for the period from January 1, 2011 through September 30, 2011 and the carve-out balance sheet as of September 30, 2011.

“Inventory Contingency Accrual” is defined in Section 1.4(f).

“IP Assignment and Assumption Agreement” is defined in Section 2.4(q).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the following employees of the STB Business set forth on the document titled “Key Employees” and made available in the Dataroom at least two (2) Business Days prior to the date of the Agreement.

“Knowledge” means, with respect to the Company, the actual knowledge of the Knowledge Individuals of a particular activity, event, fact, circumstance or condition, in each case after due inquiry (including of direct reports) or, if due inquiry has not been made, such knowledge that a prudent Person would be expected to have after due inquiry (including of direct reports). Knowledge Individuals are those individuals listed on the attached schedule. With respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions; provided, that, any such opinions that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” based on this sentence.

“Labor Organization” means trade union, labor organization, work council, employee committee, employee representative body or other similar body.

“Later Discovered Contracts” is defined in Section 5.1(b).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Lease Assignments” mean the assignments of the Transferred Leases from the Company or Seller Subsidiary to Purchaser or its applicable Subsidiary in form and substance satisfactory to the Parties thereto.

“Leased Real Estate” means all real property that is leased or subleased by the Company or any Subsidiary that is used or held for use in the STB Business.

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“License Agreement” is defined in Section 2.4(b).

“Licensed Intellectual Property Assets” is defined in Section 1.1(h).

“Local Asset Transfer Agreements” is defined in Section 1.7.

“Manufacturing Agreement” means the Manufacturing Services Agreement dated February 8, 2010 by and between Trident Microsystems (Far East) Ltd., a Cayman Islands Company, and NXP Semiconductor Netherlands B.V., a private company with limited liability incorporated under the laws of The Netherlands, together with all amendments, supplements or change orders thereto (“NXP”).

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (i) the STB Business, the Purchased Assets or the business, assets, prospects, liabilities, condition (financial or otherwise), operating results or operations of the Company and the Seller Subsidiaries, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has Knowledge of such effect or change on the date hereof), or (ii) the Company’s ability to consummate the Contemplated Transactions, unless such change or effect results from (a) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (b) changes in GAAP or any applicable Law or Order, (c) changes in the industry in which the STB Business is operated, (d) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, or (e) changes in general economic conditions or the financial or securities markets generally; provided, however, that any change or effect described in clauses (b), (c), (d) or (e) does not specifically relate to or disproportionately impact the STB Business, the Purchased Assets or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the filing of the Chapter 11 Case and the commencement of the Cayman Insolvency Case shall not, individually or together, in and of themselves, be deemed to constitute or give rise to a Material Adverse Effect.

“Miscellaneous Office Supplies” means office, mailroom and copy center supplies, including paper, notebooks and paper pads, toner and ink cartridges for printers or photocopiers, writing instruments (such as pens, pencils, highlighters and erasers), binding or fastening devices (such as staplers and staples, velobinders and three-ring binders, paper clips and glue), cleaning supplies, bathroom supplies, kitchen supplies, kitchen utensils and kitchen small appliances and other tangible supplies used in common areas of the applicable facilities.

“Non-Competition Agreement” is defined in Section 2.4(c).

“NXP Manufacturing Services Agreement Term Sheet” means the term sheet dated December 16, 2011 between NXP and Purchaser set forth on Exhibit K.

“NXP Note” is defined in Section 1.1(c).

“NXP Purchase Orders” is defined in Section 1.1(b).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and the Subsidiaries in connection with the STB Business.

“Owned Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by the Company or any of its Subsidiaries.

“Owned Inventory” is defined in Section 1.1(b).

“Parties” is defined in the preamble to this Agreement.

“Patents” is defined in Section 1.1(g).

“Patent Rights” is defined in the definition of Intellectual Property.

“PC TV Business” means the Company’s business existing as of the date of this Agreement of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use in PC TV Products (as defined in the License Agreement).

“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to (a) any Subsidiary or (b) the Company or any Subsidiary that is used in the STB Business, and (ii) all agreements with any Governmental Authority entered into by (a) any Subsidiary or (b) the Company or any Subsidiary that is used in or related to the STB Business, and, with respect to any of the items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.

“Permitted Encumbrances” means (i) statutory liens, charges or assessments for Taxes not yet due or the amount for which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject real property, and (v) licenses under Purchased Intellectual Property Assets that are included in the Seller Contracts and disclosed in Section 3.21 of the Disclosure Schedule.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means mean a natural person’s name, street address, telephone or cell phone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Personal Productivity Tools” means the personal computers (whether desktop, laptop or tablet), desktop printer, desk, cubicle, table, bookcase, chair and other office furniture, whiteboards, bulletin boards, books and other reference manuals not included in the STB Owned Intellectual Property, telephones, cell phones, smart phones and other personal assistance devices and any Miscellaneous Office Supplies located in the desks or other work areas of all of the Transferred Employees (or the vacant offices or workspaces assigned to any STB Employee who does not become a Transferred Employee).

“Petition Date” means the date on which the Chapter 11 Case is commenced.

“Preference Avoidance Claims” is defined in Section 1.1(r).

“Purchase Price” is defined in Section 1.8.

“Purchased Assets” is defined in Section 1.1.

“Purchased Intellectual Property Assets” means (i) all Patent Rights owned or co-owned by the Company or any Subsidiary and (ii) all other Intellectual Property that is owned or co-owned by Company or any of the Subsidiaries.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Indemnitees” is defined in Section 8.1.

“Purchaser Terminating Breach” is defined in Section 6.1(b).

“Receivables” is defined in Section 1.1(c).

“Records” is defined in Section 1.1(n).

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching (whether active or passive), dumping or disposing into or through the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.

“Required Action” is defined in Section 3.21(a).

“Required Cash” is defined in Section 1.1(k).

“Required Consent” is defined in Section 2.3(h).

“Response” is defined in Section 8.9.

“Retained Employees” means any former or current employee of the Company or any of its Subsidiaries who is not a Transferred Employee as of the Closing Date.

“Retained Contracts” means any Contracts that Purchaser decides not to assume pursuant to Section 1.1(h) or Section 1.1(i), Contracts listed on Schedule 1.2(c) and Contracts Purchaser causes the Company to reject pursuant to Section 7.9.

“Retained Liabilities” is defined in Section 1.4.

“Sale Orders” means the Cayman Sale Order and the US Sale Order.

“Sale Proceeds Sharing Agreement” is defined in Section 7.14

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Contract” means any Contract (including any insurance policy) under which the Company or any Subsidiary has or may acquire any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is used in or related to the STB Business or any Purchased Asset, including, without limitation, any Licensed Intellectual Property Assets and any Software Contracts; provided, however, that the Seller Contracts shall not include the Retained Contracts.

“Seller Documents” is defined in Section 3.2.

“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, bonus or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any ERISA Affiliate and covering the Company’s or any ERISA Affiliate’s active or former employees (or their beneficiaries), (ii) to which the Company or any ERISA Affiliates is a party or bound, or (iii) with respect to which the Company or any ERISA Affiliate has made any payments, contributions or commitments or may otherwise have any Liability (whether or not such Seller Employee Benefit Plan is still maintained) with respect to services performed in relation to the STB Business. Seller Employee Benefit Plans shall include, without limitation, any Foreign Employee Benefit Plans.

“Seller Employer” is defined in Section 3.18(a).

“Seller Intellectual Property Assets” means any and all Licensed Intellectual Property Assets and Purchased Intellectual Property Assets.

“Seller Indemnitees” is defined in Section 8.3.

“Seller Party” is defined in Section 7.7.

“Seller Software” is defined in Section 1.1(f).

“Seller Subsidiaries” is defined in Section 3.2.

“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, bug lists and tools or procedures for tracking and fixing bugs, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Software Contract” means any Contract which conveys or grants Company or any of its Subsidiaries rights to use Software.

“Specified Prepaid Expenses” is defined in Section 1.9(a).

“STB Employee” is defined in Section 3.18(a).

“STB Former Employees” means former employees who provided services to the STB Business.

“STB GAAP Revenue” means revenue from the sale of Products as recognized under GAAP.

“STB Service Providers” is defined in Section 3.18(b).

“STB (U.S.) Employee” is defined in Section 3.18(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” is defined in Section 3.25.

“Tangible Personal Property” is defined in Section 1.1(e).

“Target Working Capital” means an amount equal to $11.6 million.

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Term Sheet” means that certain Term Sheet, dated as of October 28, 2011, by and between the Company and Purchaser.

“Terrestrial Demod Products Business” means the Company’s business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing Terrestrial Demod Products (as defined in the License Agreement).

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third-Party Claim” is defined in Section 8.4.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.4 or Section 2.5.

“Transfer Offer” is defined in Section 5.9(b).

“Transferred Employees” is defined in Section 5.9(a).

“Transferred Leases” is defined in Section 1.1(d).

“Transition Agreement” is defined in Section 2.4(a).

“Trident Microsystems Marks” is defined in Section 7.11.

“TUPE” means the Acquired Rights Directive and any Laws promulgated in order to give effect to the Acquired Rights Directive, including the Transfer of Undertakings (Protection of Employment) directive and all similar Laws promulgated in accordance with TUPE.

“UK Subsidiary” means Trident Digital Systems (UK) Ltd.

“Updated Carve-Out Financial Statements” is defined in Section 2.3(k).

“US Orders” means the US Sale Order and the Bid Procedures Order.

“US Sale Motion” means a motion, in form and substance acceptable to Purchaser, seeking approval of the US Sale Order by the Bankruptcy Court.

“US Sale Order” means one or more orders of the Bankruptcy Court, in form and substance acceptable to Purchaser, among other things, (i) approving the sale of Purchased Assets to Purchaser (free and clear of all Claims and Encumbrances pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code), (ii) approving the assumption by and assignment to Purchaser of the Seller Contracts pursuant to Section 365 of the Bankruptcy Code, (iii) containing findings of fact and conclusions of law that Purchaser is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code and that Purchaser is not a successor to the Company or any Subsidiary and shall not be liable under any theory of successor liability, (iv) providing for the assumption by Sellers, and the assignment by Sellers to Purchaser, of each of the Seller Contracts pursuant to Section 365 of the Bankruptcy Code, and further providing that any and all Cure Costs associated with any such agreements shall be paid by the Company, without any offset or deduction from the Purchase Price, at or prior to the effective date of the assumption of such agreements by the Company, and (v) conditioning the sale of the Excluded Assets relating to the digital television business upon the purchaser thereof executing and delivering the Non-Competition Agreement, and prohibiting Sellers from selling any such assets to any party who has not entered into such agreement.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or any Subsidiary from users of the Products.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq.

“Working Capital Statement” is defined in Section 1.9(b).